     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             CITRIX SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7372                    75-2275152
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
   of incorporation or
      organization)

           210 UNIVERSITY DRIVE, SUITE 700, CORAL SPRINGS, FL 33071
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                               ROGER W. ROBERTS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CITRIX SYSTEMS, INC.
                        210 UNIVERSITY DRIVE, SUITE 700
                            CORAL SPRINGS, FL 33071
                                (954) 755-0559
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
       GEORGE W. THIBEAULT, ESQ.                JOHN A. BURGESS, ESQ.
       JONATHAN M. MOULTON, ESQ.              PHILIP P. ROSSETTI, ESQ.
    TESTA, HURWITZ & THIBEAULT, LLP                 HALE AND DORR
  HIGH STREET TOWER, 125 HIGH STREET               60 STATE STREET
      BOSTON, MASSACHUSETTS 02110            BOSTON, MASSACHUSETTS 02109
            (617) 248-7000                         (617) 526-6000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF     AMOUNT
    SECURITIES TO BE         TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED        REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
- ----------------------------------------------------------------------------------------
Common Stock, $.001 par
 value..................   2,758,464       $38.75       $106,890,480        $36,859

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 359,800 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(c) of the Securities Act of 1933 and based upon the high and low bids for the Company's Common Stock on the Nasdaq National Market on May 22, 1996 (as adjusted to give effect to a two-for-one stock split in the form of a stock dividend to be paid on or about June 4, 1996 to stockholders of record of the Company's Common
    Stock on May 28, 1996).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              CITRIX SYSTEMS, INC.

                             CROSS-REFERENCE SHEET
         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY PART I OF FORM S-1

 REGISTRATION STATEMENT ITEM AND
             CAPTION                       LOCATION OR HEADING PROSPECTUS
 -------------------------------           ------------------------------
  1. Forepart of the Registration
      Statement and Outside Front  Outside Front Cover Page
      Cover Page of Prospectus...
  2. Inside Front and Outside
      Back Cover Pages of          Inside Front and Outside Back Cover Pages
      Prospectus.................
  3. Summary Information, Risk
      Factors and Ratio of         Prospectus Summary; Risk Factors
      Earnings to Fixed Charges..
  4. Use of Proceeds.............  Use of Proceeds; Distribution
  5. Determination of Offering     Outside Front Cover Page; Underwriting
      Price......................
  6. Dilution....................  Not Applicable
  7. Selling Security Holders....  Principal and Selling Stockholders
  8. Plan of Distribution........  Outside Front Cover Page; Underwriting
  9. Description of Securities to  Capitalization; Description of Capital Stock
      be Registered..............
 10. Interests of Named Experts    Legal Matters; Experts
      and Counsel................
 11. Information with Respect to   Prospectus Summary; Risk Factors; Use of
      the Registrant.............  Proceeds; Dividend Policy; Price Range of
                                   Common Stock; Capitalization; Selected
                                   Consolidated Financial Data; Management's
                                   Discussion and Analysis of Financial Condition
                                   and Results of Operations; Business;
                                   Management; Certain Transactions; Principal
                                   and Selling Stockholders; Description of
                                   Capital Stock; Shares Eligible for Future
                                   Sale; Consolidated Financial Statements
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act           Not Applicable
      Liabilities................

                   SUBJECT TO COMPLETION, DATED MAY 24, 1996

PROSPECTUS

                                2,398,664 SHARES

                                     (LOGO)

                                  COMMON STOCK

  Of the 2,398,664 shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 398,664 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." On May 23, 1996, the last reported sale price for the Common Stock, as reported in the Nasdaq National Market, was $39.00 per share (adjusted for the stock split discussed below). See "Price Range of Common Stock."

  The Company's Board of Directors recently declared a two-for-one stock split in the form of a stock dividend to be paid on or about June 4, 1996 to holders of record of the Company's Common Stock on May 28, 1996. The 2,398,664 shares of Common Stock offered hereby reflect the stock dividend. Purchasers of Common Stock in this offering will not be entitled to receive the stock dividend in respect of any shares so purchased.

                                  -----------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           PRICE TO UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                            PUBLIC  DISCOUNT (1) COMPANY (2)    STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.................   $         $            $              $
- --------------------------------------------------------------------------------
Total (3).................  $         $             $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses payable by the Company estimated at $500,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 359,800 additional shares of Common Stock solely to cover over-
    allotments, if any. If all such shares are purchased, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $   , $
    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about     , 1996 at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST
                         ROBERTSON, STEPHENS & COMPANY
                                                         NEEDHAM & COMPANY, INC.

     , 1996
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     At the top of the page centered is the Company's name "CITRIX," underneath which is the phrase "Extending the Reach of Microsoft Windows(R)." The next two lines state the following "Citrix develops, markets, sells and supports innovative client and server software that enables effective and efficient deployment of enterprise applications designed for Windows operating systems."

     Centered on the page is a circle inside of which are three cogs on which are printed "CITRIX ICA Technology," "Citrix Multi-User Windows Technology," and "Microsoft Windows NT License."

     On the outside edge of the circle are five arrows, each pointing away from the center of the circle towards a Microsoft Windows screen (each a "Screen"). Written inside the Screens are "Wireless Windows Computing" and overlapping the upper left corner of such Screen is a small depiction of a wireless computer; "Remote Windows Computing" and overlapping the upper left corner of such Screen is a small depiction of a laptop computer; "Interactive Windows on the Internet" and overlapping the lower left corner of such Screen is a small cloud with the word "Internet" written on it and a lightning bolt rising out of the top of the cloud; "Windows for DOS, Macintosh, and UNIX" and overlapping the upper left corner of such Screen is a small depiction of a desk-top computer; "Specialized Windows Terminal" and overlapping such Screen in the upper left corner is a small depiction of a computer terminal.

























IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

     This graphic is a two page gatefold (the "Gatefold"). In the center of the Gatefold is a large cog, in the center of the cog is the depiction of a WinFrame Server, in the upper left corner is the depiction of a File Server and in the lower right corner is the depiction of a Web Server. In the lower left corner of the large cog are three small cogs arranged in a diagonal fashion from top-left to bottom-right. Moving from top to bottom the smaller cogs have the following text written on them "Citrix ICA Technology," "Citrix Multi-User Windows Technology," and "Microsoft Windows NT License," respectively.

     Evenly spaced across the Gatefold are five circles, each connected to the large cog. Written above the upper left circle is "Specialized Windows Terminals" and inside of such circle are depictions of a Windows Point-of-Sale Terminal, three Windows Desktop Terminals and a Windows Kiosk Terminal. Net to the circle is the following statement: "Citrix products allow its strategic partners' special-purpose terminals to access standard and custom Windows applications."

     Written above the upper center circle is "Wireless Windows Computing" and inside of such circle are depictions of Wireless LAN-Based Desktop PCs, a Portable Windows Tablet and a Windows Personal Digital Assistant. Next to the circle is the following statement: "Citrix products and technology enable wireless devices to access Windows applications."

     Written above the upper right circle is "Remote Windows Computing" and inside of such circle are depictions of dial-up ISDN and WAN computer terminals for mobile professionals, telecommuters and branch office workers, respectively. Next to the circle is the following statement: "Citrix products provide remote users with high-performance access to LAN-based enterprise Windows applications over dial-up, ISDN and WAN connections."

     Written above the lower right circle is "Interactive Windows on the Internet" and inside of such circle are depictions of four overlapping Windows screens and a cloud with the word "Internet" written on it. Next to the circle is the following statement: "Citrix products allow standard web servers to provide Internet users interactive access to standard and custom Windows applications."

     Written above the lower left circle is "Windows for DOS, Macintosh and UNIX" and inside of such circle are depictions of a Legacy DOS PC, a UNIX Workstation, a UNIX X-Terminal and a Macintosh computer. Next to the circle is the following statement: "Citrix and its strategic partners' products and technology provide access to Windows, Windows 95, and Windows NT applications from non-Windows platforms."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Citrix Systems, Inc. ("Citrix" or the "Company") is a leading supplier of multi-user application server products that enable the effective and efficient enterprise-wide deployment of applications that are designed for Windows(R) operating systems. The Company's WinFrame and WinView product lines, developed under license and strategic alliance agreements with Microsoft, permit organizations to deploy advanced Windows applications without regard to location or type of client hardware platforms.

  Microsoft is the leading provider of desktop operating systems. With the introduction of Windows 95 and Windows NT, Microsoft is rapidly gaining significant industry acceptance for its 32-bit operating systems as the preferred environment for enterprise applications. Technical and operational challenges have impeded effective deployment of Windows enterprise applications to essential user communities. These user communities may include remote users, Internet users and users of various non-Windows platforms and emerging technologies, including PDAs and other wireless devices.

  To meet these users' demands, the Company has developed two primary technologies: the Intelligent Console Architecture ("ICA") protocol and multi-user extensions to Windows NT. The ICA protocol separates a program's graphical user interface from its logic, allowing the interface to be displayed on the user's device while the program executes on a separate application server. The multi-user extensions to Windows NT allow multiple users to concurrently share the application server, with each user receiving a "virtual" Windows environment through a dedicated ICA session. This distributed approach minimizes the communications, memory and processing requirements of the client system, thereby providing a highly scaleable, bandwidth-independent solution for deploying enterprise Windows applications across a range of client platforms and network environments, including the Internet.

  The Company intends to leverage the Windows momentum, in cooperation with Microsoft, by strictly adhering to Windows standards while continuing to foster widespread acceptance of its ICA technology as a de facto standard. As a part of this strategy, in March 1996, the Company entered into a non-binding letter of intent with Microsoft relating to the inclusion of ICA as an embedded component in future versions of Windows 95, Windows 3.x, Windows NT and the Microsoft Windows Internet Explorer. An additional important element of the Company's strategy is to establish strategic relationships with key technology and marketing partners. In addition to its relationship with Microsoft, the Company has strategic relationships with Novell, Insignia, NCD, Tektronix, Wyse and Zenith Data Systems.

  The Company's WinView product, introduced in April 1993, is marketed to departments and workgroups to implement remote applications. To date, the Company has delivered over 11,500 WinView systems, licensed for approximately 120,000 concurrent users supporting an estimated 1,200,000 remote users. The Company's WinFrame product, an application server that is marketed to enterprises for advanced Windows application deployment, was first shipped in August 1995. To date, the Company has delivered over 4,500 WinFrame servers which are licensed for approximately 75,000 concurrent users. The Company, in conjunction with its strategic and OEM partners, markets a family of products based on its WinFrame technology that will ultimately include solutions for a number of targeted markets, including remote computing, Internet services, Windows terminals and special purpose devices, wireless Windows servers and PDAs, and UNIX, X Terminal, DOS and Macintosh support for Windows markets.

  The Company was incorporated in Delaware in 1989. The Company's principal executive offices are located at 210 University Drive, Suite 700, Coral Springs, Florida 33071. The Company's telephone number is (954) 755-0559.

                                  THE OFFERING

Common Stock offered by the Company......  2,000,000 shares
Common Stock offered by the Selling
 Stockholders............................    398,664 shares
Common Stock to be outstanding after the
 offering................................ 25,935,054 shares (1)
Use of proceeds.......................... For working capital and other general corporate purposes
Nasdaq National Market symbol............ CTXS

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                  MARCH 31,
                         ------------------------------------------- ------------------
                          1991     1992     1993     1994     1995     1995       1996
                          ----     ----     ----     ----     ----     ----       ----
                                                                         (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Net revenues........... $   301  $ 1,801  $ 5,164  $10,085  $14,568 $   2,686  $   7,772
 Gross margin...........     179    1,303    4,235    7,948   12,612     2,287      6,792
 Income (Loss) from
  operations............  (3,733)  (3,736)  (2,723)     197    1,815       (12)     2,540
 Net income (loss)...... $(3,704) $(3,687) $(2,722) $   242  $ 1,895 $      (3) $   2,853
 Historical net income
  (loss) per share(2)... $ (1.60) $ (1.54) $ (1.54) $ (0.16) $  0.09 $   (3.76) $    0.11
 Supplementary net
  income (loss) per
  share(2).............. $ (0.37) $ (0.26) $ (0.17) $  0.01  $  0.09 $      --  $    0.11

                                                              MARCH 31, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
 Working capital......................................... $45,575    $119,175
 Total assets............................................  51,262     124,862
 Long-term portion of capital lease obligations..........      66          66
 Shareholders' equity....................................  45,877     119,477

- ------------
(1) Excludes 2,229,146 shares of Common Stock issuable upon the exercise of outstanding options as of May 20, 1996.
(2) Historical net income (loss) per share reflects the deduction of the redeemable convertible preferred stock accretion from net income (loss) and does not assume the conversion of the redeemable convertible preferred stock into Common Stock in 1991, 1992, 1993, 1994 and during the three months ended March 31, 1995. See Note 6 of the Notes to Consolidated Financial Statements. Supplementary net income (loss) per share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods adjusted for the conversion of the redeemable convertible preferred stock into an aggregate of 15,359,388 shares of Common Stock on the issuance dates of the various series.
(3) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $39.00 per share and the application of the estimated net proceeds thereof. See "Use of Proceeds."

                              --------------------

Except as otherwise noted, all information contained in this Prospectus (i) reflects a two-for-one stock split of the Common Stock in the form of a stock dividend to be paid on or about June 4, 1996 to stockholders of record of the Company's Common Stock on May 28, 1996 and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                              --------------------

The Citrix(R) logo, WinView(R) and ICA(R) are registered trademarks of the Company. WinFrame(TM) is a trademark of the Company for which there is a pending application for registration in the U.S. Patent and Trademark Office. All other trademarks and registered trademarks used in this Prospectus are the property of their respective owners.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby:

  Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have in the past varied and may in the future vary significantly depending on factors such as the success of the Company's recently introduced WinFrame products, the size, timing and recognition of revenue from significant orders, increased competition, the proportion of revenues derived from distributors, OEMs and other channels, changes in the Company's pricing policies or those of its competitors, the financial stability of major customers, new product introductions or enhancements by competitors, delays in the introduction of products or product enhancements by the Company or by competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, the timing and nature of sales and marketing expenses (such as trade shows and other promotions), other changes in operating expenses, personnel changes (including the addition of sales personnel), foreign currency exchange rates and general economic conditions. The Company operates with little order backlog because its software products typically are shipped shortly after orders are received. In addition, like many systems level software companies, the Company has often recognized a substantial portion of its revenues in the last month of a quarter with these revenues frequently concentrated in the last weeks or days of the quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and revenues for any future quarter are not predictable with any degree of certainty. Any significant deferral of purchases of the Company's products could have a material adverse effect on the Company's business, results of operations and financial condition in any particular quarter, and to the extent significant sales occur earlier than expected, operating results for subsequent quarters may be materially adversely affected. Royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter because such initial license fees generally are recognized upon customer acceptance. The Company's expense levels are based, in part, on its expectations as to future orders and sales, and the Company may be unable to adjust spending in a timely manner to compensate for any sales shortfall. If sales are below expectations, operating results are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in sales because a significant portion of the Company's expenses do not vary with revenues. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. In particular, if new competitors, technological advances by existing competitors or other competitive factors require the Company to invest significantly greater resources in research and development efforts, the Company's operating margins in the future may be materially adversely affected.

  Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Limited Operating History; Future Operating Results Uncertain. The Company was incorporated in April 1989 and shipped its initial products in 1991. The Company has significantly increased its operating expenses in recent periods as it has continued to expand its organization to support sales growth and product development. To date, the Company has had only six profitable quarters and had an accumulated deficit of $9.1 million as of March 31, 1996. There can be no assurance that the Company will be able to grow its level of revenues or sustain its level of profitability, or even achieve profitability, in the future. Increases in operating expenses are expected to continue and, together with pricing pressures, may result in a decrease in operating income. In addition, the Company's limited operating history, the recent introduction of the Company's WinFrame product line and fluctuations in OEM revenues make the prediction of future operating results difficult or impossible. Future operating results will depend on many factors, including the Company's ability to attract and retain strategic partners, the degree and rate of growth of the markets in which the Company competes and the accompanying demand for the Company's products, the level of product and price competition, the ability of the Company to develop and market new products and to control costs, the ability of the Company to expand its direct sales force and indirect distribution channels and the ability of the Company to attract and retain key personnel.

  Reliance Upon Strategic Relationship with Microsoft. Microsoft Corporation ("Microsoft") is the leading provider of desktop operating systems. The Company is dependent upon the license of certain key technology from Microsoft, including certain source and object code licenses, technical support and other materials. The Company's license agreements had an initial term which expired in September 1994, and have been extended for a period of five years. The Company may further extend the agreements until September 2001. The agreements can be terminated by Microsoft in the event of an assignment of the agreements without the consent of Microsoft (including, without limitation and with certain exceptions, as a result of a merger or the acquisition by any third party of more than 25% of the Company's voting stock or more than 50% of the assets of the Company) or in the event of a breach by the Company of a material provision, including, but not limited to, non-performance and confidentiality. In the event Microsoft were to terminate such license, the Company would be unable to continue the development, production, marketing or sale of any of its products that are designed to operate on Windows NT, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition to its contractual agreements, the Company and Microsoft are cooperating in connection with the application of Citrix technology to vertical, educational and the Internet markets. The Company entered into a non-binding letter of intent with Microsoft to incorporate ICA as an embedded component in future versions of Windows 95, Windows 3.x, Windows NT and the Microsoft Windows Internet Explorer. Pursuant to the letter of intent, the parties agreed to engage in good faith negotiations to execute a definitive, royalty-free license agreement within 60 days of execution of the letter of intent. Although such 60-day period has expired, the parties continue to negotiate the terms of a definitive agreement. There can be no assurance that the Company will enter into a binding agreement with Microsoft or that Microsoft will include ICA functionality with respect to such future versions.

  The Company is also dependent on its strategic alliance agreement with Microsoft which provides for cooperation in the development of technologies for advanced operating systems, and the promotion of advanced Windows application program interfaces. The strategic alliance agreement remains in effect unless terminated by Microsoft in the event of a breach by the Company of a material provision. In the event Microsoft terminates the strategic alliance agreement for any reason, the Company's ability to maintain and market current products and to produce new products would be impaired, which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Strategic Relationships."

  Dependence Upon Broad-Based Acceptance of ICA Protocol. The Company believes that its success in the markets in which it competes will depend upon its ability to make its ICA protocol a de facto standard for supporting distributed Windows applications, thereby creating demand for its server products. The creation of a standard is difficult even for companies with substantially greater resources than the Company and, accordingly, there can be no assurance that the Company's target markets will adopt the Company's protocol for supporting distributed Windows applications. In addition, while the Company has entered into a non-binding letter of intent with Microsoft to incorporate ICA as an embedded component in future versions of Windows 95, Windows 3.x, Windows NT and the Microsoft Windows Internet Explorer, there can be no assurance that the Company will enter into a binding agreement with Microsoft or that Microsoft will include ICA functionality with respect to such future versions. The Company believes that a number of factors will affect its ability to win broad market acceptance, including product performance, pricing, the degree of success achieved by the Company's strategic partners in marketing their respective platforms and the customers' assessment of the Company's financial resources and its technical, managerial, service and support expertise. Failure to achieve broad market acceptance of the Company's products will have a material adverse effect on the Company's business, results of operations and financial condition.

  Dependence Upon Strategic Relationships. In addition to its relationship with Microsoft, the Company has strategic relationships with Novell, Insignia, NCD, Tektronix, Wyse and Zenith Data Systems. Under its agreements with Novell, which can be terminated by Novell without cause, the Company was granted a license to certain Novell technology and agreed to provide remote access server products for use with Novell NetWare environments. In the event Novell terminates its strategic relationship with the Company for any reason, such action would impair the Company's ability to maintain current products or produce new products that provide remote access for use in the Novell NetWare environment, which would have a material adverse effect on the Company's business, results of operations and financial condition. The Company is also working with Novell to expand the Citrix reseller channel. A majority of the Company's WinView sales have been, and are expected to continue to be, to customers running Novell's NetWare network operating system. Under its agreements with Insignia, NCD, Tektronix, Wyse and Zenith Data Systems, the Company has granted each such party a license to incorporate the Company's ICA technology in products to be marketed by such party. The Company is dependent on these strategic partners to successfully incorporate the Company's technology into their products and to successfully market and sell such products. The Company believes that industry acceptance of its ICA protocol is critical to the success of the Company and that the acceptance of such protocol is substantially dependent upon its success with these strategic partners as well as its ability to enter into and capitalize on additional strategic relationships. In the event that one or more of the markets for the products developed under these relationships does not develop or that one or more of such relationships is unsuccessful or discontinued, the Company will lose any potential for future royalties associated with the applicable license agreements, and the Company's business, results of operations and financial condition may be materially adversely affected. See "Business--Strategic Relationships."

  Competition. The markets in which the Company competes are intensely competitive. Microsoft is potentially a significant competitor to the Company. Microsoft currently sells its Remote Access Server remote node product as part of Windows NT and competes with the Company's products in certain markets. In the event Microsoft were, as part of its strategy, to expand its operating systems' support of distributed Windows and multi-user server capabilities substantially similar to those provided by the Company's products for the Windows NT operating system, or future operating systems, such action would have a material adverse effect on the Company's business, results of operations and financial condition. In the remote computing market, the Company faces competition from organizations that seek to provide remote computing solutions based on a variety of approaches that may differ from those employed by the Company, including 3Com, Bay Networks, Cisco, Microsoft, Novell, Shiva and Symantec. While the Company does not presently compete with makers of Internet World Wide Web ("WWW" or the "Web") browsers or other Internet utilities, to the extent existing Web server and browser companies seek to offer users Internet functionality similar to that which may be provided by the Company's application server software, the Company may in the future compete with companies such as Lucent Technologies, Microsoft, Netscape, Quarterdeck, Silicon Graphics, Spyglass, Sun Microsystems, and other makers of Web server, browser and other applications, systems or networking software, to the extent such companies seek to expand the functionality of their Web browsers and other utilities. The Company anticipates that the Internet market will become increasingly competitive as companies attempt to address market opportunities on the Internet. The Company competes in certain markets with The Santa Cruz Operation, and other manufacturers of UNIX application servers. The Company will encounter competition from The Santa Cruz Operation to the extent that it is able to provide a low-cost graphical computing platform for Windows applications. In the wireless market, the Company believes that its products will provide core technology which will permit hardware vendors to provide Windows functionality on personal digital assistants ("PDAs"), which products may compete with other approaches, including proprietary PDA and wireless operating systems.

  As markets for the Company's products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which the Company competes and further intensify competition. Most of these competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than the Company. There can be no assurance that the Company will be able to establish and maintain a market position in the face of increased competition. Although the Company believes that price has historically been a less significant competitive factor than product performance, reliability and functionality, the Company believes that price competition, with a resultant diminution of profit margins, may become more significant in the future. The Company may not be able to maintain its historic prices, and an inability to do so could adversely affect the Company's business, results of operations and financial condition. See "Business--Competition."

  Dependence on Proprietary Technology. The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company from infringement of its technologies. While the Company has recently filed nine patent applications, to date the Company has no patents and existing copyright laws afford only limited protection for the Company's software. There can be no assurance that patents will be issued with respect to the pending applications or that the Company's patents will be upheld as valid or will prevent the development of competitive products. Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Despite the Company's precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to obtain and use information that the Company regards as proprietary. A substantial portion of the Company's sales are derived from the licensing of Company products under "shrink wrap" license agreements that are not signed by licensees and therefore may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's intellectual property to the same extent as do the laws of the United States and Canada. The loss of any material trademark, trade name, trade secret or copyright could have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such third parties. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Proprietary Technology."

  Product Concentration. The Company anticipates that the WinFrame product line will constitute a majority of its revenue for the foreseeable future. Declines in the market for Windows NT or in demand for the Company's WinFrame products, whether as a result of new competitive products, price competition, the lack of success of its strategic partners, technological change, a significant increase in the market acceptance of Macintosh OS, IBM OS/2 or UNIX operating systems or other factors could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Products" and "--Competition."

  Management of Growth. The Company has recently experienced rapid growth in the scope of its operations, the number of its employees, and the geographic area of its operations. This growth has resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures on the Company's operating and financial systems. For example, expanding the international scope of its operations introduces significant legal, tax and accounting complexities, as well as the challenges associated with geographically dispersed operations. To manage its growth effectively, the Company will be required to continue to implement additional management and financial systems and controls, and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow, or that the Company will be able to implement additional systems successfully and in a timely manner as required. Although the Company is not currently involved in negotiations for any strategic transactions such as acquisitions or equity investments, the Company may undertake such transactions in the future. Any such transaction would place additional strains upon the Company's management resources. See "Business--Employees," "Management--Executive Officers and Directors" and "Use of Proceeds."

  Dependence on Key Personnel. The Company's success will depend in large part upon the services of a number of key employees, including Roger W. Roberts, its President and Chief Executive Officer, and Edward E. Iacobucci, its co-founder, Chairman of the Board and Chief Technology Officer. The loss of the services of one or more of these key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company believes that its future success will also depend in large part on its ability to retain its highly skilled technical, managerial and marketing personnel, as well as its ability to attract and retain replacements for or additions to such personnel in the future. Competition for such personnel in the computer software and services industry is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company's agreements with its employees generally provide for employment that can be terminated by either party without cause at any time, subject to certain notice requirements. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Employees" and "Management--Executive Officers and Directors."

  New Products and Technological Change. The market for the Company's products is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. From time to time, the Company and others may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings. There can be no assurance that announcements of currently planned or other new product offerings will not cause customers to defer purchasing existing Company products. For example, in the two quarters prior to the release of the Company's new WinFrame products, interest in the new products led to a decline in revenues relating to the Company's existing products.

  While the Company believes that the Windows NT server operating system will become and remain a standard for the next several years, there can be no assurance that such operating system will not be replaced by a new or enhanced operating system. In addition, there can be no assurance that the Company will be successful in developing products for new or enhanced operating systems, or that such systems will not obviate the need for the Company's products. If any new or enhanced operating system gains widespread use and the Company fails to develop and provide its products for this operating system on a timely basis, the Company's competitive position, sales and operating results would be materially adversely affected. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and respond to evolving end-user requirements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis, or that new products or product enhancements developed by the Company will achieve market acceptance. See "Business-- Company Strategy" and "--Research and Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential for Undetected Errors. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. In addition, third-party products, upon which the Company's products are dependent, such as Windows 95, Windows NT and various hardware components, may contain defects which could reduce the performance of the Company's products or render the Company's products useless. Because the Company does not develop application programs and is dependent upon third-party applications, errors in any application that is deemed critical to the Company's customers could adversely impact the marketability of the Company's application server software. Although the Company has not experienced material adverse affects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect the Company's competitive position, business, results of operations and financial condition.

  Reliance Upon Indirect Distribution Channels and Major Distributors. The Company relies significantly on independent distributors and resellers for the marketing and distribution of its products. The Company's agreements with its independent distributors and resellers, in large part, are nonexclusive and may be terminated by either party without cause. The Company's distributors and resellers are not within the control of the Company, are not obligated to purchase products from the Company, and may also represent other lines of products. There can be no assurance that these distributors and resellers will continue their current relationships with the Company or that they will not give higher priority to the sale of other products, which could include products of competitors. In addition, there can be no assurance that the Company's resellers and distributors will be successful in selling the Company's recently introduced WinFrame line of products. A reduction in sales efforts or discontinuance of sales of the Company's products by its distributors and resellers could lead to reduced sales and could materially adversely affect the Company's business, results of operations and financial condition. In addition, there can be no assurance as to the continued viability or financial stability of the Company's distributors and resellers, the Company's ability to retain its existing distributors and resellers or the Company's ability to add distributors and resellers in the future. Moreover, from time to time, the Company has experienced difficulties in collection of accounts receivable from certain resellers and distributors. Although the Company monitors its distributors and resellers closely, and it believes that it has made adequate provision for doubtful accounts of distributors and resellers, there can be no assurance that such provision will be adequate or that it will not encounter such problems in the future. Any such problems could lead to reduced sales and could materially adversely affect the Company's business, results of operations and financial condition.

  The Company's distribution channels have historically maintained limited inventory levels and the Company has not experienced any significant product returns. The Company does not believe that this practice is likely to change in the future. However, in the event the Company's distributors and resellers were to increase their general levels of inventory of the Company's products, the Company could face an increased risk of product returns or stock rotation from its distribution channels. Any such activities could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Customers" and "--Sales, Marketing and Support."

  Need to Expand Channels of Distribution. The Company intends to leverage its relationships with hardware and software vendors and systems integrators to encourage these parties to recommend or distribute the Company's products. In addition, an integral part of the Company's strategy is to expand its direct sales force and add third-party distributors both domestically and internationally. The Company is currently investing, and intends to continue to invest, significant resources to develop these channels, which could adversely affect the Company's operating margins. There can be no assurance that the Company will be able to attract sufficient direct sales personnel, third-party distributors, hardware and software vendors, or systems integrators to market the Company's products effectively. The inability to recruit, or the loss of, important direct sales personnel, third-party distributors, hardware and software vendors, or systems integrators could have a material adverse effect on the Company's business, results of operations and financial condition.

  Potential Adverse Impact of Product Returns and Price Reductions. The Company provides most of its distributors and resellers with product return rights for stock balancing or limited product evaluation. Stock balancing rights permit distributors to return products to the Company for credit, within specified limits and subject to ordering an equal amount of additional Citrix products. Reserves for product returns were $836,000 at March 31, 1996. Although the Company believes that it has adequate reserves to cover product returns, there can be no assurance that the Company will not experience significant returns in the future or that such reserves will be adequate to cover such returns. The Company also provides most of its distributors and resellers with price protection rights. Price protection rights require that the Company grant retroactive price adjustments for inventories of the Company's products held by distributors or resellers if the Company lowers its prices for such products. In the event that the Company determines to reduce its prices, it will establish a reserve to cover exposure to distributor inventory. There can be no assurance that product returns or price protection rights would not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales, Marketing and Support."

  International Revenues; International Operations. International revenues represented approximately 18% of the Company's revenues for fiscal 1995 and 14% for the three months ended March 31, 1996. The Company believes that its continued growth and profitability will require expansion of its international operations. To successfully expand international sales, the Company will need to establish additional foreign operations, hire additional personnel and recruit additional international resellers. There can be no assurance that the Company will be able to maintain or increase international sales of its products or that the Company's international distribution channels will be able to adequately service and support the Company's products. International operations generally are subject to certain risks, including difficulties in staffing and managing foreign operations, dependence on independent relicensors, fluctuations in foreign currency exchange rates, compliance with foreign regulatory and market requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, currency fluctuations, potentially adverse tax consequences including restrictions on the repatriation of earnings and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, results of operations and financial condition. All of the Company's sales are made in United States dollars. The Company does not engage in any hedging transactions through the purchase of derivative securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Uncertainty as to Use of Proceeds. The principal purposes of this offering are to obtain additional working capital. The Company expects to use the net proceeds of this offering for working capital and other general corporate purposes. A portion of the net proceeds of the offering may also be used to acquire or invest in products, technologies or businesses which broaden or enhance the Company's current product offerings or expand its distribution channels. There are no current agreements or negotiations with respect to any acquisitions, investments or other transactions. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds from this offering, and will have broad discretion in the application of the proceeds. Pending any such uses, the net proceeds will be invested in investment grade, interest-bearing securities. See "Use of Proceeds."

  Potential Volatility of Share Price and Adverse Effect of Fluctuations in Economic and Market Conditions. The market price of the Company's Common Stock, which is quoted on the Nasdaq National Market, may be subject to significant fluctuations in response to operating results, announcements of new or enhanced products by the Company or its competitors and other factors. The demand for the Company's products depends in part upon the general demand for computer hardware and software. General demand for computing related equipment fluctuates from time to numerous factors, including capital spending levels and general economic conditions. The markets for the Company's products are relatively new and, therefore, the Company believes that current economic conditions have not had an adverse effect on its business. However, there can be no assurance that future declines of computer and related equipment sales, as a result of general economic conditions, or any other reason, would not have a material adverse effect on the Company's business, results of operations and financial condition.

  Shares Eligible for Future Sale. Substantially all of the Company's Common Stock will be eligible for sale in the public market following this offering. Sales of substantial amounts of the Company's Common Stock could adversely affect the prevailing market price of the Common Stock. The Company and its executive officers, directors and certain current stockholders, who in the aggregate own beneficially 2,662,448 of the remaining outstanding shares of Common Stock and stock options exercisable for an additional 1,266,072 shares of Common Stock, have agreed pursuant to lock-up agreements that they will not sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days from the date of this Prospectus. Such agreements provide that Hambrecht & Quist LLC may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. As of March 31, 1996, options to purchase a total of 2,365,930 shares of Common Stock were outstanding, substantially all of which options were then exercisable, subject to the Company's right to repurchase unvested shares under certain circumstances. Of the total shares issuable pursuant to such options, 1,266,072 are subject to lock-up agreements. An additional 7,930,000 shares of Common Stock are available for future grants under the Company's stock option and employee stock purchase plan. Substantially all of such shares are eligible for resale under Rule 701 or pursuant to registration statements filed by the Company on Form S-8. In addition, the holders of 3,668,504 shares of Common Stock, are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have a material adverse effect on the market price for the Common Stock. In addition, if the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their "incidental" registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Management," "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

  Immediate and Substantial Dilution. Purchasers in this offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the public offering price. Additional dilution is likely to occur upon exercise of options granted by the Company.

  Absence of Dividends. The Company has never paid dividends and does not intend to pay any dividends in the foreseeable future. See "Dividend Policy."

  Anti-Takeover Effect of Charter, By-Law and Contractual Provisions; Availability of Preferred Stock for Issuance. The Company's Amended and Restated Certificate of Incorporation and By-laws, as amended, contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. In addition, the Company's agreements with Microsoft contain prohibitions on assignment which could have the effect of deterring an acquisition of the Company by a third party. See "Business--Strategic Relationships--Microsoft Corporation." Such provisions could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of Preferred Stock, $0.01 par value, of the Company (the "Preferred Stock") with voting, conversion and other rights and preferences that may be superior to the Common Stock and that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. See "Description of Capital Stock--Anti-Takeover Measures" and "--Preferred Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, at an assumed offering price of $39.00 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be $73,600,000 ($86,900,000 if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds for working capital and other general corporate purposes as well as possible acquisitions of products, technologies or businesses. While the Company continually evaluates potential acquisitions, the Company has no present agreements or commitments with respect to any acquisition, nor are any negotiations regarding any acquisition currently ongoing. Pending such uses, the net proceeds will be invested in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company is restricted under its bank line of credit agreement from paying any cash dividends without the prior written consent of the bank.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on The Nasdaq National Market under the symbol "CTXS." Public trading of the Common Stock commenced on December 8, 1995. Prior to that time there was no public market for the Company's Common Stock. The following table sets forth the high and low bid prices for the Common Stock reported by Nasdaq for the periods indicated, as adjusted to the nearest 1/16 to reflect the two-for-one stock split in the form of a stock dividend paid on or about June 4, 1996 to holders of record of the Company's Common Stock on May 28, 1996. Such information reflects inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                                 HIGH     LOW
                                                                ------- -------
   FISCAL YEAR 1995:
     Fourth Quarter (from December 8, 1995).................... $17 1/2 $12 3/8
   FISCAL YEAR 1996:
     First Quarter.............................................  27 7/8  11 3/4
     Second Quarter (through May 23, 1996) .................... 44 3/4  21 7/8

  On May 23, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $39.00 per share. As of such date, there were approximately 187 holders of record of the Common Stock.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization at March 31, 1996, and as adjusted to give effect to the amendment to the Company's certificate of incorporation filed on May 17, 1996 and the receipt by the Company of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $39.00 per share.

                                                             MARCH 31, 1996
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           ------   -----------
                                                             (IN THOUSANDS)
Long-term portion of capital lease obligations(1)......... $    66   $     66
Shareholders' equity(2):
  Preferred Stock, $.01 par value, 5,000,000 shares
   authorized; none issued and outstanding................     --         --
  Common Stock, $.001 par value, 60,000,000 shares
   authorized; 23,698,616 shares issued and outstanding
   actual, 25,698,616 shares issued and outstanding as
   adjusted...............................................      24         26
  Additional paid-in capital..............................  55,000    128,598
  Accumulated deficit.....................................  (9,147)    (9,147)
                                                           -------   --------
    Total shareholders' equity............................  45,877    119,477
                                                           -------   --------
      Total capitalization................................ $45,943   $119,543
                                                           =======   ========

- ---------------------
(1) For information concerning the Company's long-term debt, see Notes 4 and 5 of Notes to Consolidated Financial Statements.
(2) Excludes 2,365,930 shares of Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $2.035 per share and 96,704 shares of Common Stock issued pursuant to warrants exercised after March 31, 1996. See "Management--Stock Plans" and Notes 6 and 7 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statement of operations data set forth below for the three years ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from financial statements of the Company, included herein, which have been audited by Ernst & Young LLP, independent certified public accountants. The consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the consolidated balance sheet data as of December 31, 1991, 1992 and 1993, have been derived from financial statements not included herein. The consolidated statement of operations data for the three months ended March 31, 1995 and 1996 and the consolidated balance sheet data as of March 31, 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The consolidated results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1996 or any future period. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                       THREE MONTHS
                                  YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          ------------------------------------------- ----------------
                           1991     1992     1993     1994     1995     1995     1996
                           ----     ----     ----     ----     ----     ----     ----
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Net revenues...........  $   301  $ 1,801  $ 5,164  $10,085  $14,568 $  2,686  $7,772
 Cost of goods sold.....      122      498      929    2,137    1,956      399     980
                          -------  -------  -------  -------  ------- --------  ------
 Gross margin...........      179    1,303    4,235    7,948   12,612    2,287   6,792
                          -------  -------  -------  -------  ------- --------  ------
 Operating expenses:
 Research and
  development...........    1,464    1,529    1,722    1,912    2,343      553     904
 Sales, marketing and
  support...............    1,772    2,678    3,866    4,444    6,670    1,461   2,487
 General and
  administrative........      676      832    1,370    1,395    1,784      285     861
                          -------  -------  -------  -------  ------- --------  ------
  Total operating
   expenses.............    3,912    5,039    6,958    7,751   10,797    2,299   4,252
                          -------  -------  -------  -------  ------- --------  ------
 Income (Loss) from
  operations............   (3,733)  (3,736)  (2,723)     197    1,815      (12)  2,540
 Other income, net......       29       49        1       45      173        9     561
                          -------  -------  -------  -------  ------- --------  ------
 Income (Loss) before
  provision for income
  taxes.................   (3,704)  (3,687)  (2,722)     242    1,988       (3)  3,101
 Provision for income
  taxes.................      --       --       --       --        93      --      248
                          -------  -------  -------  -------  ------- --------  ------
 Net income (loss)......  $(3,704) $(3,687) $(2,722) $   242  $ 1,895 $     (3) $2,853
                          =======  =======  =======  =======  ======= ========  ======
 Net income (loss)
  attributable to common
  share(1)..............  $(3,960) $(3,885) $(4,188) $  (474) $ 1,895 $(12,181) $2,853
                          =======  =======  =======  =======  ======= ========  ======
 Net income (loss) per
  share.................  $ (1.60) $ (1.54) $ (1.54) $ (0.16) $  0.09 $  (3.76) $ 0.11
                          =======  =======  =======  =======  ======= ========  ======
 Supplementary net
  income (loss) per
  share(2)..............  $ (0.37) $ (0.26) $ (0.17) $  0.01  $  0.09 $    --   $ 0.11
                          =======  =======  =======  =======  ======= ========  ======
 Weighted average shares
  outstanding:
 Historical.............    2,482    2,530    2,720    3,042   20,404    3,240  25,954
                          =======  =======  =======  =======  ======= ========  ======
 Supplementary(1).......   10,016   14,430   16,488   20,194   20,404   18,598  25,954
                          =======  =======  =======  =======  ======= ========  ======

                                        DECEMBER 31,                    MARCH 31,
                         ---------------------------------------------- ---------
                            1991      1992      1993      1994     1995   1996
                            ----      ----      ----      ----     ----   ----
                                            (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
 Working capital
  (deficiency).......... $ 3,320  $   (443) $    366  $  1,989  $42,688  $45,575
 Total assets...........   3,822     1,043     2,306     3,932   46,715   51,262
 Long-term portion of
  capital lease
  obligations...........     --        --        --         68       88       66
 Redeemable convertible
  preferred stock.......  11,428    11,627    16,630    18,608      --       --
 Shareholders' equity
  (deficit)(3)..........  (8,063)  (11,932)  (16,103)  (16,473)  42,962   45,877

- -------
(1) Prior to October 1995, the terms of the Company's redeemable convertible preferred stock provided for the redemption of such preferred stock at an amount equal to the greater of the original purchase price plus declared dividends or the fair market value. The amount by which such fair market value exceeded the original purchase price was accreted by charges against the Company's additional paid-in capital and accumulated deficit and for the years ended December 31, 1991, 1992, 1993 and 1994 and the three months ended March 31, 1995 are reflected in the net income (loss) attributable to common shares and net income (loss) per share. In October 1995, the preferred stock terms were amended to fix the redemption price at the original purchase price plus declared dividends, if any, and to delete the fair market value provision. Upon adoption of this amendment, the values accreted from the Company's additional paid-in capital and accumulated deficit were restored to additional paid-in capital and accumulated deficit. See Note 6 of the Notes to Consolidated Financial Statements.
(2) Supplementary net income (loss) per share and the supplementary weighted average shares outstanding are calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods after giving effect to the conversion of the redeemable convertible preferred stock into an aggregate of 15,359,388 shares of Common Stock on the issuance dates of the various series.
(3) At December 31, 1991, 1992, 1993 and 1994 the common shareholders' equity (deficit) included certain amounts attributable to the accretion of redeemable convertible preferred stock. See Note 6 of the Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company develops, markets, sells and supports innovative client and application server software that enables effective and efficient deployment of enterprise applications that are designed for Windows operating systems. The Company was incorporated in April 1989, and shipped its initial products in 1991.

  From inception until the introduction of WinView in 1993, substantially all of the Company's revenue was derived from its initial products. From its introduction in the second quarter of 1993 through the second quarter of 1995, the WinView product represented the largest source of the Company's revenue. The Company's WinFrame products began to be shipped in the third quarter of 1995 and represented approximately 34% of the Company's revenue in 1995. The Company anticipates that the WinFrame product line will constitute a majority of its revenue for the foreseeable future. The Company anticipates that revenues from the WinView product will decline over time as the Company's distribution channels and customer base transition to WinFrame. Revenues from WinFrame and WinView products result primarily from license fees for "shrink wrapped" product sold to distributors and resellers. The Company also derives revenue from initial license fees and associated quarterly royalties from original equipment manufacturers ("OEMs") based on the Company's WinFrame technology, non-recurring engineering fees and training, consulting and service revenue.

  Product revenues are recognized upon shipment only if no significant Company obligations remain and collection of the resulting receivable is deemed probable. In the case of noncancelable product licensing arrangements under which certain OEMs have software reproduction rights, recognition of revenue also requires delivery and customer acceptance of the product master or first copy. Product returns and sales allowances are estimated and provided for at the time of sale. Non-recurring engineering fees are recognized ratably as the work is performed. Revenues from training and consulting are recognized when the services are performed. Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the term of the contract, which is typically twelve months. Service revenues, which are immaterial when compared to net revenues, are included in net revenues on the face of the income statement.

  The Company's limited operating history and the recent introduction of the Company's WinFrame product line make the prediction of future operating results difficult or impossible. Future operating results will depend on many factors, including the Company's ability to attract and retain strategic partners, the degree and rate of growth of the markets in which the Company competes and accompanying demand for the Company's products, the level of product and price competition, the ability of the Company to expand its direct sales force and indirect distribution channels and the ability of the Company to attract and retain key personnel.

  During 1995 and 1996, the Company focused its efforts on the marketing and sale of its products by increasing staffing and promotional expenses. The Company expects to continue increasing such expenses.

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data of the Company expressed as a percentage of net revenues:

                                                              THREE MONTHS
                                 YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                 --------------------------  -----------------
                                  1993      1994     1995     1995      1996
                                  ----      ----     ----     ----      ----
Net revenues....................   100.0%    100.0%   100.0%   100.0%    100.0%
Cost of goods sold..............    18.0      21.2     13.4     14.8      12.6
                                 -------   -------  -------  -------   -------
Gross margin....................    82.0      78.8     86.6     85.2      87.4
                                 -------   -------  -------  -------   -------
Operating expenses:
  Research and development......    33.3      19.0     16.1     20.6      11.6
  Sales, marketing and support..    74.9      44.1     45.8     54.4      32.0
  General and administrative....    26.5      13.8     12.2     10.6      11.1
                                 -------   -------  -------  -------   -------
    Total operating expenses....   134.7      76.9     74.1     85.6      54.7
                                 -------   -------  -------  -------   -------
Income (Loss) from operations...   (52.7)      1.9     12.5     (0.4)     32.7
Other income, net...............     --        0.4      1.2      0.3       7.2
                                 -------   -------  -------  -------   -------
Income (Loss) before income
 taxes..........................   (52.7)      2.3     13.6     (0.1)     39.9
Income taxes....................     --        --       0.6      --        3.2
                                 -------   -------  -------  -------   -------
Net income (loss)...............   (52.7)%     2.3%    13.0%    (0.1)%    36.7%
                                 =======   =======  =======  =======   =======

  Net Revenues. Net revenues were $5.2 million, $10.1 million and $14.6 million in 1993, 1994 and 1995, respectively, representing increases of 95.3% and 44.5% from 1993 to 1994 and from 1994 to 1995, respectively. The Company's net revenues during these periods were derived from two sources, primarily product license revenues and in 1993 and 1994, certain developmental work (non-recurring engineering fees) for strategic partners of the Company.

  Increases in net revenues from 1993 to 1994 resulted from the introduction of WinView 2.3 as well as certain other product additions and enhancements. The increase also reflected net revenues from the first shipment of the NetWare Access Server ("NAS") product by the Company in connection with its strategic relationship with Novell. Increases in 1994 were partially offset by a decline in royalties and payments made by Novell. The increase in net revenues from 1994 to 1995 primarily reflects the introduction of the Company's WinFrame products and increased OEM revenue. Such increases were offset by a decline in the Company's NAS, WinView, and other product revenues and by an increase in the Company's provision for stock rotation and product returns.

  Net revenues were $2.7 million and $7.8 million for the three months ended March 31, 1995 and 1996, respectively, representing an increase of 189.4%. The increase in net revenues primarily reflects revenues generated from the Company's WinFrame products, whose first production version was shipped in the third quarter of 1995, and increased OEM revenues. These items represented approximately 43.9% and 41.9% of revenues, respectively, in the three months ended March 31, 1996. Both the Company's WinFrame and OEM revenues represent product license fees based upon the Company's multiuser NT-based technology. Increases in net revenues were offset by a decline in the Company's WinView revenues and an increase in the Company's provision for stock rotation and product returns. The Company anticipates that WinView revenues will continue to account for a decreasing percentage of revenues in future periods.

  Cost of Goods Sold. Cost of goods sold consists primarily of the cost of royalties, product media and duplication, manuals, packaging materials and shipping expense. Cost of OEM revenues primarily consists of cost of royalties, except where the OEM elects to purchase shrink wrapped product in which case such costs are as described above. Costs associated with non-recurring engineering fees are included in research and development expenses and are not separately identifiable. All development costs included in the research and development of software products and enhancements to existing products have been expensed as incurred.

  Gross Margin. Gross margin decreased from 82.0% in 1993 to 78.8% in 1994 but increased to 86.6% in 1995. The decrease in the Company's gross margin in 1994 reflected increased sales of the Company's NAS product line, first shipped in the fourth quarter of 1993, which had higher associated royalties. This decrease was also related to a reduction in engineering fees included in net revenues in 1993 which did not have an associated cost of revenue. The increase in gross margin in 1995 was primarily attributable to decreased shipments of the Company's NAS product line.

  Gross margin increased from 85.2% in the first quarter of fiscal 1995 to 87.4% in the first quarter of fiscal 1996. The increase in gross margin was primarily attributable to changes in product mix, representing changes in the mix of OEM revenues versus product sold to distributors and resellers, different products within the WinFrame family and a lower proportion of WinView product revenues.

  Research and Development Expenses. Research and development expenses were $1.7 million, $1.9 million and $2.3 million, representing 33.3%, 19.0%, and 16.1% of revenues, for the years ended December 31, 1993, 1994 and 1995, respectively. Research and development expenditures consisted primarily of personnel-related costs and, in 1993, also included significant expenses related to the acquisition of source code licenses used to develop certain of the Company's products. Increases in expenses in 1994 and in 1995 resulted primarily from additional staffing and associated support costs for engineers required to expand and enhance the Company's product line. In 1994, such increases were partially offset by the absence of certain one-time source code license costs incurred in 1993.

  Research and development expenses were $553,000 and $904,000, representing 20.6% and 11.6% of revenues, for the three months ended March 31, 1995 and 1996, respectively, and an increase of 63.4%. Increases in research and development expenses resulted primarily from increased expenses associated with patent filings relating to certain aspects of the Company's software products and technology, expenditures relating to the termination of certain operating leases of development equipment and increased staffing.

  Sales, Marketing and Support Expenses. Sales, marketing and support expenses approximated $3.9 million, $4.4 million and $6.7 million, representing 74.9%, 44.1%, and 45.8% of revenues for the years ended December 31, 1993, 1994 and 1995, respectively.

  The increase in sales, marketing, and support expenses in 1994 resulted primarily from increased marketing and sales salaries and related expenses, as well as increases in commissions and co-op advertising programs. The increase in sales, marketing and support expenses in 1995 resulted primarily from increases in promotional and advertising activities, including co-op advertising programs and other promotional activities, such as those directed at resellers, training programs, tradeshows and other direct mail and advertising activities. In 1995, marketing and sales salaries, commissions and related expenses, as well as recruiting and relocation expenses, also increased.

  Sales, marketing and support expenses approximated $1.5 million and $2.5 million, representing 54.4% and 32.0% of revenues, for the three months ended March 31, 1995 and 1996, respectively, and an increase of 70.2% from the prior year. The increase resulted primarily from increases in promotional and advertising activities, including co-op advertising programs and other promotional activities, such as those directed at resellers, training programs, tradeshows and other direct mail and advertising activities. Sales salaries, commissions and related expenses, as well as marketing salaries and related expenses, also increased.

  General and Administrative Expenses. General and administrative expenses were $1.4 million, $1.4 million and $1.8 million representing 26.5%, 13.8% and 12.2% of revenues, for the years ended December 31, 1993, 1994 and 1995, respectively. General and administrative expenses in 1994 reflect a decrease in the provision for doubtful accounts and management consulting fees, offset by a provision for unreimbursed engineering fees incurred on behalf of a customer, increased salaries and related expenses and increased occupancy expenses. The provision for doubtful accounts decreased in 1994 primarily as a result of the increased market acceptance of the Company's products during this period. This increased market acceptance, which resulted from improvements to and enhancements of the Company's products, as well as the development of a reseller channel providing direct support to end users, allowed the Company to improve its customer base to include more creditworthy customers. The increase in general and administrative expenses in 1995 is primarily due to increased salaries and related expenses as well as an increase in the provision for doubtful accounts.

  General and administrative expenses were $285,000 and $861,000, representing 10.6% and 11.1% of revenue for the three months ended March 31, 1995 and 1996, respectively, an increase of 201.5% over the prior year. The increase in general and administrative expenses is primarily due to expenditures associated with being a public company such as increased legal fees and associated regulatory filings and expenses, an increase in the provision for doubtful accounts and increased salaries and related expenses.

  Other Income, Net. Other income, net, amounted to approximately $9,000 and $561,000, for the three months ended March 31, 1995 and 1996, respectively. The increase is primarily due to interest income generated from the net proceeds of the Company's initial public offering, which was completed in December 1995.

  Provision for Income Taxes. The Company has not incurred any income tax expense since its inception through the year ended December 31, 1994. In 1995, the Company incurred income taxes expense of $93,000, representing only alternative minimum taxes due to limitations in using the Company's net operating loss carryforwards. At December 31, 1995, the Company had approximately $9.0 million in income tax net operating loss carryforwards and $589,000 in income tax credit carryforwards.

  During the three months ended March 31, 1996, the Company incurred income taxes of $248,000 based on its estimated annual effective tax rate. Utilization of income tax net operating loss carryforwards and income tax credit carryforwards are included in the computation of the estimated annual effective tax rate.

  If the Company continues to remain profitable, such net operating loss and tax credit carryforwards will reduce the amount of taxes payable in the future. The amount of the net operating loss and tax credit carryforwards which can be utilized in any year may be limited in the event that a change in ownership exceeding certain limits prescribed by Section 382 of the Internal Revenue Code has occurred or is deemed to occur in the future.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables present unaudited financial information for the Company's eight most recent quarters. The following selected quarterly information includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation. In view of the Company's recent growth and other factors, the Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance. In addition, the Company's results of operations may fluctuate from quarter to quarter in the future.

                                                        QUARTER ENDED
                         ---------------------------------------------------------------------------------
                         JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31,  JUNE 30,   SEPT. 30, DEC. 31,  MARCH 31,
                           1994      1994      1994      1995       1995       1995      1995      1996
                           ----      ----      ----      ----       ----       ----      ----      ----
                                                       (IN THOUSANDS)
Net revenues............ $ 2,493    $ 2,818  $ 3,013    $ 2,686   $ 2,454     $ 4,278  $ 5,150    $ 7,772
Cost of goods sold......     694        516      486        398       335         523      700        980
                         -------    -------  -------    -------   -------     -------  -------    -------
Gross margin............   1,799      2,302    2,527      2,288     2,119       3,755    4,450      6,792
                         -------    -------  -------    -------   -------     -------  -------    -------
Operating expenses:
 Research and
  development...........     444        483      497        553       572         575      643        904
 Sales, marketing and
  support...............   1,075      1,158    1,123      1,462     1,680       1,748    1,780      2,487
 General and
  administrative........     216        243      403        285       400         455      644        861
                         -------    -------  -------    -------   -------     -------  -------    -------
   Total operating
    expenses............   1,735      1,884    2,023      2,300     2,652       2,778    3,067      4,252
                         -------    -------  -------    -------   -------     -------  -------    -------
Income (Loss) from
 operations.............      64        418      504        (12)     (533)        977    1,383      2,540
Other income (expense),
 net....................      10         17       20          9        18           7      139        561
                         -------    -------  -------    -------   -------     -------  -------    -------
Income (Loss) before
 provision for income
 taxes..................      74        435      524         (3)     (515)        984    1,522      3,101
Provision for income
 taxes..................     --         --       --         --        --          --        93        248
                         -------    -------  -------    -------   -------     -------  -------    -------
Net income (loss)....... $    74    $   435  $   524    $    (3)  $  (515)    $   984  $ 1,429    $ 2,853
                         =======    =======  =======    =======   =======     =======  =======    =======
                                               AS A PERCENTAGE OF NET REVENUES
                         ---------------------------------------------------------------------------------
Net revenues............   100.0%     100.0%   100.0%     100.0%    100.0%      100.0%   100.0%     100.0%
Cost of goods sold......    27.8       18.3     16.1       14.8      13.7        12.2     13.6       12.6
                         -------    -------  -------    -------   -------     -------  -------    -------
Gross margin............    72.2       81.7     83.9       85.2      86.3        87.8     86.4       87.4
                         -------    -------  -------    -------   -------     -------  -------    -------
Operating expenses:
 Research and
  development...........    17.8       17.1     16.5       20.6      23.3        13.5     12.5       11.6
 Sales, marketing and
  support...............    43.1       41.1     37.3       54.4      68.5        40.9     34.6       32.0
 General administrative.     8.7        8.6     13.4       10.6      16.3        10.6     12.5       11.1
                         -------    -------  -------    -------   -------     -------  -------    -------
   Total operating
    expenses............    69.6       66.8     67.2       85.6     108.1        65.0     59.6       54.7
                         -------    -------  -------    -------   -------     -------  -------    -------
Income (Loss) from
 operations.............     2.6       14.9     16.7       (0.4)    (21.8)       22.8     26.8       32.7
Other income (expense),
 net....................     0.4        0.6      0.7        0.3       0.8         0.2      2.7        7.2
                         -------    -------  -------    -------   -------     -------  -------    -------
Income (Loss) before
 provision for income
 taxes..................     3.0       15.5     17.4       (0.1)    (21.0)       23.0     29.5       39.9
Provision for income
 taxes..................     --         --       --         --        --          --       1.8        3.2
                         -------    -------  -------    -------   -------     -------  -------    -------
Net income (loss).......     3.0%      15.5%    17.4%      (0.1)%   (21.0)%      23.0%    27.7%      36.7%
                         =======    =======  =======    =======   =======     =======  =======    =======

  Changes in net revenues of the Company during the eight quarters ended March 31, 1996 generally reflect the introduction of product revisions, enhancements and new products. Increases in the quarters ended September 30, 1994 and December 31, 1994 reflect, in particular, the introduction of WinView 2.3 and associated options. Sales and marketing efforts directed to introducing "pre-release" versions of the Company's new WinFrame product, which created only deferred revenues, resulted in declining revenues during the quarters ended March 31 and June 30, 1995.

  Sales increased in the quarter ended September 30, 1995 primarily as a result of the final WinFrame product introduction. Initial stocking orders of this product accounted for approximately 24% of the Company's revenues in the quarter ended September 30, 1995 and deliveries of the WinFrame products to new and pre-release customers accounted for approximately 47% of the Company's revenues in the same quarter. Sales increases were partially offset by reduced shipments of the Company's WinView product. Increased sales in the quarter ended December 31, 1995 primarily represented increases in OEM revenues

(approximately 36.4% of total revenues) offset by a decline in WinFrame and WinView revenue. The decline in WinFrame revenue as compared to the previous quarter reflected the absence of initial stocking orders and pre-release deliveries discussed above. Revenue increases in the quarter ended March 31, 1996 primarily represent increases in WinFrame and OEM revenues representing 43.9% and 41.9% of revenues, respectively, in the three months ended March 31, 1996.

  Research and development expenses increased in amount and as a percentage of net revenue in the quarters ended March 31 and June 30, 1995. These increases are related to a lower level of revenue in those quarters as well as a higher level of research and development expenditures. Increases in research and development expense in the quarters ended December 31, 1995 and March 31, 1996 reflect increased salaries and related expenses. In the quarter ended March 31, 1996, such expenses also reflect increased expenses associated with patent filings relating to certain aspects of the Company's software products and technology and expenditures relating to the termination of certain operating leases of development equipment.

  Increased sales, marketing and support expenses reflect a higher level of marketing activities, trade show attendance, promotional activities directed toward the introduction of the Company's WinFrame product and, in the quarters ended June 30 and September 30, 1995, expenses associated with the recruitment of marketing personnel. In the quarter ended March 31, 1996 increased sales marketing and support expense primarily reflect increased marketing activities, including advertising literature, reseller directed promotional activities and co-op advertising.

  Changes in general and administrative expenses generally reflect adjustments in the Company's provision for doubtful accounts. Increased general and administrative expenses in the quarter ended December 31, 1994 also reflect a provision for refund of engineering revenues associated with product development. Increases in general and administrative expenses in the quarter ended December 31, 1995 primarily represent increases in salaries and related expenses. In the quarter ended March 31, 1996 the increase in these expenses primarily represent expenditures associated with being a public company such as increased legal fees and associated regulatory filings and expenses.

  Increases in other income (expenses) net in the quarters ended December 31, 1995 and March 31, 1996 primarily represent interest income from the proceeds of the Company's initial public offering in December 1995.

  The Company's quarterly operating results have varied and may in the future vary significantly depending on a number of factors, including the size and timing of significant orders; market acceptance of new products, applications and product enhancements; changes in pricing policies by the Company and its competitors; the ability of the Company to develop, introduce and market new products, applications and product enhancements in a timely fashion; the Company's success in expanding its sales and marketing programs; technological changes in the market; variations in the Company's sales expenses or mix of product sales; the financial stability of major customers; deferrals of customer orders in anticipation of new products, applications or product enhancements; changes in Company strategy; personnel changes; and general economic factors.

  The Company's future revenues are difficult to predict. The Company operates with little order backlog because its software products typically are shipped shortly after orders are received. In addition, the Company has often recognized a substantial portion of its revenues in the last month of a quarter with these revenues frequently concentrated in the last weeks or days of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and revenues for any future quarter are not predictable with any degree of certainty.

  Product revenues are also difficult to forecast because the market is rapidly evolving and the Company's sales cycle varies substantially from customer to customer. In addition, the Company recently introduced its WinFrame product line in March of 1995. Revenues are substantially dependent upon sales by OEMs of products that incorporate the Company's software. Accordingly, such revenues are subject to OEMs' product cycles, which are also difficult to predict. Revenues are further impacted by fluctuations in OEM licensing activity from quarter to quarter. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by a reduction in revenues because a proportionately smaller amount of the Company's expenses varies with its revenues. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

  The Company does not anticipate any significant adverse impact on its future operating results and liquidity resulting from the Company's currently planned expansion of its international operations because such expansion will arise from an increase in the number of established national and local distributors and resellers in the targeted markets, and will not require significant capital investments. Although expenses may increase, the Company expects that additional revenues generated from the expanded operations will exceed the increase in expenses.

  The Company does not anticipate any significant legal or other restrictions upon the flow of funds from international sources to the Company because the subsidiary will not take title to any substantial assets of the Company and will be remunerated based on the level of international sales that it generates.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception in 1989 through 1993, the Company has funded its operations, working capital needs and capital expenditures primarily through private placements of preferred stock and conversion of notes payable into preferred stock.

  The Company generated positive cash flow from operations in 1994 primarily from increases in deferred revenue and accrued royalties and other accounts payable to a shareholder. Such increase was partially offset by an increase in accounts receivable. In 1995 and in the quarter ended March 31, 1996, the Company generated positive operating cash flows primarily by increased profitability. The increase in accounts receivable was funded by a corresponding increase in deferred revenue and accounts payable and other accrued expenses. In December 1995, the Company completed its initial public offering, the net proceeds of which were approximately $38.9 million.

  The Company generated positive operating cash flows in the three months ended March 31, 1995, however during this period, it was primarily due to an increase in deferred revenues and a decrease in accounts receivable. During the three months ended March 31, 1996, the Company also generated positive operating cash flows primarily from increased profitability. The increase in accounts receivable was funded by corresponding increases in deferred revenue and payables and other accrued expenses.

  The Company also has lines of credit for working capital and equipment lease financing aggregating $2.0 million and $500,000 respectively. These credit lines expire in February 1997. The working capital credit line is limited to a defined percentage of eligible accounts receivable. The credit lines are secured by the accounts receivable and the equipment leased, respectively, and are subject to certain performance and operating ratios. The credit line agreement also restricts the Company's ability to pay cash dividends. There were no borrowings outstanding under the working capital credit line as of March 31, 1996.

  At March 31, 1996, the Company had $46.5 million in cash and cash equivalents and $45.6 million of working capital. The Company's cash and cash equivalents are invested in investment grade, interest bearing securities to minimize interest rate risk and allow for flexibility in the event of immediate cash needs. The

Company had $3.4 million in accounts receivable, net of allowances, and $1.7 million of deferred revenues, most of which the Company anticipates will be earned over the next twelve months.

  The Company expects that its requirements for office facilities and equipment will grow as staffing requirements dictate. The Company plans to increase its professional staff during 1996 as sales, marketing and support and product development efforts and associated administrative systems are implemented to support planned growth. As a result of this planned growth in staff, the Company believes that additional office facilities will be required during 1996. To accommodate planned future growth, the Company intends to lease a larger facility and relocate its operations to such facility during the next six months. The Company believes that the cost of moving its operations to such facilities will not significantly impact its financial position or results of operations.

  The Company believes existing cash and cash equivalents, together with borrowings available under the Company's lines of credit, will be sufficient to meet operating and capital expenditures requirements for at least the next twelve months.

  The Company has not paid cash dividends on its common stock.

                                   BUSINESS

THE COMPANY

  Citrix is a leading supplier of multi-user application server products that enable the effective and efficient enterprise-wide deployment of applications that are designed for Windows operating systems. The Company's WinFrame and WinView product lines, developed under license and strategic alliance agreements with Microsoft, permit organizations to deploy advanced Windows applications without regard to location or type of client hardware platforms.

INDUSTRY BACKGROUND

  New information technologies have enabled enterprises to provide their employees with broad access to business-critical information, including sales, technical, human resources, vendor and supplier information. Because of their many diverse end-user requirements, enterprises have made significant investments in information systems infrastructure, frequently incorporating a variety of software operating environments, computing platforms and communications protocols. Business-critical enterprise applications and personal productivity tools have historically been supplied by a variety of different vendors, often resulting in incompatible systems and applications within and among company locations. As a result of this proliferation of technology, demand has increased for systems that offer users a standard interface, transparent communications and the ability to integrate enterprise and personal productivity applications to local and remote enterprise users.

  Microsoft is the leading provider of desktop operating systems, with over 135 million DOS and Windows installations worldwide, supported by a broad base of independent software developers who develop applications for the Microsoft operating systems. With the introduction of Windows 95 and Windows NT, Microsoft is rapidly gaining significant industry acceptance for its 32-bit operating systems as the preferred environment for enterprise applications. In January 1996, Microsoft publicly announced that it had sold over 18 million units of its Windows 95 operating system since its introduction in August 1995. In Windows 95 and Windows NT, Microsoft introduced a number of features that are particularly important to information systems professionals, including sophisticated memory management, multi-tasking, integrated communications support and security features. The continuing trend to adopt Windows by application developers and the introduction of advanced features has enhanced the appeal of the Microsoft Windows family to both horizontal and enterprise application developers.

  Organizations seeking to broadly deploy advanced Windows applications are faced with a diverse set of challenges, including:

  . Client and Platform Diversity. In addition to Windows, desktop computing systems within an enterprise may include DOS systems, UNIX workstations, X-Terminals, Macintosh systems and OS/2 workstations, many of which do not support 32-bit Windows applications.

  . Remote Users. The diversity of network connection types, protocols and transmission speeds limits the ability of organizations to deploy Windows applications on a cost-effective and efficient basis among remote users such as mobile workers, telecommuters and branch office personnel.

  . Extended Enterprise. The extension of enterprise information systems to suppliers, distributors, customers and prospects creates Windows application deployment issues that are outside the control of information systems managers, such as the quality and security of the network connection, the client platform involved and the technical expertise of the external user.

  . Specialized Windows Terminals. Certain organizations require simpler, relatively low-cost devices, such as PDAs, information kiosks and fixed function terminals for certain enterprise applications, but these devices currently cannot be effectively utilized because Windows support is not available.

  Despite the increasing demand for Windows by end-users and the resulting market momentum, these challenges have impeded effective deployment of Windows enterprise applications to essential user communities.

THE CITRIX SOLUTION

  Citrix develops, markets, sells and supports innovative client and application server software that enable the effective and efficient enterprise-wide deployment of applications that are designed for Windows operating systems. The Company's WinFrame and WinView product lines, developed under license and strategic alliance agreements with Microsoft, permit organizations to deploy advanced Windows applications without regard to location or type of client hardware platforms. These products operate by executing the Windows applications on a multi-tasking, multi-user server that provides end-users access to the server applications from a variety of transparent, cross-platform client programs that incorporate the Company's ICA technology. This approach minimizes the communications, memory and processing requirements of the client system, resulting in a highly scaleable, bandwidth-independent solution for deployment of enterprise Windows applications across a range of platforms and network environments, including the Internet.

  Leveraging its core technologies and strategic relationships, Citrix has developed products which enable the broad deployment of Windows applications in a variety of environments, including:

  . Low bandwidth connections, such as dial-up, wide area networks, wireless and the Internet.

  . Existing Intel-based computer systems, such as 286, 386, 486 and Pentium computers.

  . Non-Intel platforms, such as UNIX workstations, X-Terminals, RISC-based NT Workstations and Macintosh systems.

  . Emerging platforms, such as hand-held wireless devices, PDAs, information kiosks and Windows terminals.

  To address deployment in these diverse environments, the Company has developed two proprietary technologies: (i) the ICA protocol and (ii) multi-user Windows NT extensions developed under a source code license from Microsoft.

[A graphic representation of the use of the Company's ICA protocol to display the Windows application graphical user interface on one computer or device while the application logic itself is executed on a Windows application server.]


 ICA Protocol

  The Company's ICA protocol separates the application's graphical user interface from the Windows application logic, allowing the user interface to be displayed on one computer or device while the application logic itself is executed on a Windows application server. This distributed architecture allows 16- and 32-bit Windows applications to run remotely over a wide range of connection speeds permitting advanced Windows applications to be deployed with minimal client hardware. For example, even using a DOS PC with a 286 processor and less than one megabyte of RAM, a user can access advanced applications developed for Windows NT and Windows 95. The Company believes that the ICA protocol significantly reduces many of the difficulties associated with the manageable deployment of Windows applications to a broad array of local and remote users.

 Multi-user Windows NT Extensions

  The Company's multi-user Windows NT extensions, developed under source code license and strategic alliance agreements with Microsoft, are integrated into the Windows NT operating system in a manner that is transparent to the end-user. These extensions allow multiple users to share an application server, with each user receiving a "virtual" Windows environment through a dedicated ICA session. The systems management and security extensions are fully integrated with the standard Windows NT administrative features, allowing for consistent and integrated multi-user server management facilities.

COMPANY STRATEGY

  Citrix's objective is to be the leading supplier of multi-user application server products for the Windows environment. To achieve this objective, the Company intends to employ the following key strategies:

  Leverage Windows Momentum. The Company believes that Windows will continue to gain industry acceptance and, consequently, the Company has developed all of its products in strict adherence to the Windows standard. This standards-based strategy is in contrast to many remote computing solutions which require the use of proprietary tools, network protocols or applications to support remote users. Moreover, the Company believes that the benefits to end-users of this strategy will increase over time with the increased availability of advanced Windows applications from a broad range of independent software developers. The Company believes that its products will facilitate the deployment of Windows applications on a variety of platforms and over a variety of networks.

  Leverage Microsoft Relationship. The Company intends to utilize its Microsoft licenses and technology relationships to continue to develop functional enhancements to Microsoft Windows operating systems. In March 1996, the Company entered into a non-binding letter of intent with Microsoft relating to the inclusion of ICA as an embedded component in future versions of Windows 95, Windows 3.x, Windows NT and the Microsoft Windows Internet Explorer. The Company also intends to continue to pursue and enhance relationships with Microsoft's independent software vendors ("ISVs"), OEMs and channel partners.

  Establish Broad-Based Acceptance of ICA. With the objective of establishing its ICA protocol as a de facto standard, the Company intends to continue to license its ICA protocol to a variety of hardware and software vendors for inclusion in their respective product lines. Customers who purchase these products must purchase a separate license from the Company for the application server software to obtain distributed Windows functionality. The Company intends to enhance its ICA protocol to incorporate native support for advanced data types such as sound and video.

  Develop New Windows Platforms. The Company is developing strategic relationships that it believes will produce new ICA client platforms that will create demand for the Company's application servers. The Company currently has such relationships with a number of independent manufacturers including Insignia, NCD, Tektronix, Wyse and Zenith Data Systems.

  Develop New Markets. The Company intends to continue developing new markets for Citrix application servers using strategic relationships and working with key strategic partners to develop products that benefit from the Company's core technologies. These markets include the Internet Web server, wireless and other remote computing markets.

PRODUCTS

  Citrix has two primary product lines:

  WinView, first shipped in April 1993, is a Windows application server that is marketed to departments and workgroups to implement remote applications systems. To date, the Company has delivered over 11,500 WinView systems, licensed for approximately 120,000 concurrent users supporting an estimated 1,200,000 remote users.

  WinFrame, first shipped in August 1995, is a Windows application server that is marketed to enterprises to deploy advanced Windows applications remotely, provide Windows applications to a broad array of client platforms and publish enterprise applications on the Internet. To date, over 4,500 WinFrame systems have been shipped to a variety of organizations, licensed for approximately 75,000 concurrent users. The Company, in conjunction with its strategic partners, intends to market a family of products based on its WinFrame technology that will ultimately include solutions for a number of targeted markets, including remote computing, Internet services, Windows terminals and special purpose devices, wireless Windows servers and PDAs, and UNIX, X-Terminal, DOS and Macintosh support for Windows markets.

  The WinView and WinFrame product lines consist of the following two components:

  Application Server Software. WinView and WinFrame application servers run on industry-standard personal computers containing one or more Intel processors. These proprietary application servers were created using source code licenses for Microsoft's OS/2 and Windows NT Server operating systems. The application server provides three areas of functionality: operating system extensions that allow each user to receive a "virtual" Windows environment, communications support to allow the Company's ICA protocol to operate on a variety of analog and digital network connections and management configuration software. The application server is configured at the time of sale to support a pre-specified number of concurrent users. This number can be increased easily with the purchase of additional concurrent user licenses, sold as add-on kits. The Company's application server software runs with off-the-shelf, industry standard server hardware peripherals which are purchased from third parties.

  Client Software. Each client that accesses a WinView or WinFrame server requires software that runs the ICA protocol. The client software establishes a communications link with the server over dial-up, LAN, WAN or Internet connections, and has three basic functions: establishing a server connection over the specified network connection, sending and receiving ICA protocol data over the network link and providing compatibility with DOS, Windows 3.x, Windows for Workgroups, Windows 95 and Windows NT operating systems.

  The following table shows the Company's principal products:

                          INITIAL NUMBER OF    MAXIMUM NUMBER
                         LICENSED CONCURRENT OF CONCURRENT USERS
PRODUCT                  USERS PER SERVER(1)    PER SERVER(2)    SUGGESTED LIST PRICE
- -------                  ------------------- ------------------- --------------------
WinView for Networks....          10                  20                $2,995
WinFrame/Enterprise.....          15                 100+               $5,995
WinFrame Remote Node
 Application Server.....          15                 100+               $4,995
WinFrame Access.........          10                 100+               $2,995

- ---------------------
(1) The number of licensed concurrent users for any WinView or WinFrame products can be increased with a separately purchased Citrix User License Pack. Additional per-concurrent-user license fees range from $140 to $200 per user, depending on the product.
(2) These are estimated numbers. The actual number of maximum concurrent users on a server is determined by a number of factors, including the processor and memory requirements of the application, the speed, type and number of processors and the amount of system memory available.

TARGET MARKETS

 Remote Computing

  In the remote computing market, the Company's products are used by workgroups, departments and enterprises to deploy applications whose scale, performance, reliability and security requirements are more demanding than those associated with simple remote access. Citrix markets its application servers as a secure, scaleable platform for the widespread deployment of enterprise applications. Without the use of WinView or WinFrame, remote deployment of these applications is slow and expensive because LAN applications typically require adequate memory, fast processors, relatively high-speed communication bandwidth and local, network and application management.

  Citrix divides the remote computing market into three related segments: dial-in remote access for large field workforces, branch office automation and deployment of applications over an enterprise WAN. For enterprises with any of these deployment requirements, scaleable implementation of legacy and client/server applications can be an issue.


[A graphic representation of the Company's remote computing target markets that divides such market into three segments consisting of (i) dial-in remote access for large field workforces, (ii) branch office automation, and (iii) deployment of applications over an enterprise WAN.]


 Internet Services

  The Company views the Internet as an important potential market for its application server products. Within the Internet, the World Wide Web, a widely-used client/server system of hyperlinked multimedia databases, is being used by companies to electronically deliver a variety of information to Internet end-users. Companies such as Lucent Technologies, Microsoft, Netscape, Quarterdeck, Silicon Graphics, Spyglass and Sun Microsystems are developing versions of the WWW server software and related utilities for commercial services. Although the WWW is rapidly gaining in popularity and companies are developing commercial applications, it lacks functions and features that allow Internet users access to standard Windows applications. A WinFrame application server, when used in conjunction with a Web server, allows an organization to provide interactive Internet access to standard and custom developed Windows applications. For example, using this approach, an organization could add secure interactive access to a large Lotus Notes database directly from an Internet home page without developing any new programs or changing the existing Lotus Notes application program.

  The Company believes that there are a number of opportunities to market its line of WinFrame servers as a system platform for the deployment of enhanced WWW services. These capabilities are intended to permit organizations to publish Windows applications using their standard Web server infrastructure.

 Specialized Windows Terminals

  Citrix has licensed its ICA technology to Wyse for inclusion in its WinTerm products, which the Company believes to be the first low-cost Windows terminals. In addition, the Company intends to continue to develop strategic relationships and work with key strategic partners to deploy Windows applications on point of sale terminals and information kiosks. The Company believes that WinFrame, when coupled with these new devices, will provide an effective alternative to character-based UNIX implementations and will capitalize on existing Windows applications, tools and development facilities.

 Wireless Windows Servers and PDAs

  The Company believes that there is a strong and growing demand for wireless, collaborative computing. Many device manufacturers, including Apple, Motorola, Sharp, Sony, Zenith Data Systems and others have announced and are shipping portable wireless devices. In most cases, the acceptance of these devices requires low-cost, long battery life and portability. These requirements are inconsistent with the latest generation of Windows applications and Windows development tools, which need substantial RAM, processing power and communications bandwidth for adequate performance. The Company believes the application of its technology will enable these devices to access the latest generation of Windows 95 and Windows NT applications. Citrix has licensed technology to Zenith Data Systems for inclusion in the MultiCruise line of portable wireless devices.

 UNIX, X-Terminal, DOS and Macintosh Support for Windows

  The introduction of Windows 95 has caused a major transition in the Windows application software market. As ISVs move to develop applications which capitalize on the new features of the Windows 95 system, they are expecting organizations to upgrade client systems in order to run these applications. In many large establishments, there is a heterogeneous mix of computing platforms, including DOS systems, Windows 3.x systems, UNIX workstations, X-Terminals and Macintosh computers. In conjunction with the appropriate ICA client software, Citrix application server products can deliver Windows 95 applications, running on the server, to most types of network-attached client systems. The Company has granted licenses to Insignia, NCD and Tektronix to incorporate ICA technology into their products and to resell application servers to deliver Windows 95 applications to UNIX systems, X-Terminals and Macintosh systems. In addition to the clients supported by these OEM relationships, the standard Citrix products deliver Windows 95 applications to DOS, Windows 3.x, Windows for Workgroups and OS/2 systems.

STRATEGIC RELATIONSHIPS

  The Company has entered into a number of strategic relationships to develop its existing and future product lines, develop markets for the application of its technology and to broaden deployment and acceptance of ICA as a de facto industry standard protocol for distributed Windows computing. In connection with the Company's development of the WinFrame and WinView product lines and markets, the Company has entered into strategic relationships with the following key partners:

  Microsoft Corporation. Since its inception, the Company has been a party to a number of license agreements with Microsoft, including licenses to Microsoft OS/2, Windows 3.x, Windows for Workgroups and Windows NT. Under these agreements, the Company has access to certain Microsoft source and object codes, technical support and other materials. In addition, the Company is permitted to sublicense Microsoft Windows NT server as a part of its WinFrame line of products, pursuant to which the Company pays royalties to Microsoft. The license agreements had an initial term which expired in September 1994, and have been extended for a period of five years. The Company may further extend these agreements until September 2001. The license agreements may not be assigned by the Company without the prior written consent of Microsoft, which consent shall not be unreasonably withheld, provided that Microsoft's refusal to permit assignment to a competitor shall not be considered "unreasonably withheld." For purposes of the agreements, an assignment shall be deemed to include, with certain exceptions, a merger of the Company with another party, whether or not the Company is the surviving entity, the acquisition by a third party of more than 25% of the Company's voting stock or the sale of more than 50% of the Company's assets. These provisions may impede the Company's ability to enter into certain transactions with third parties, such as mergers with or acquisitions by third parties. In addition to its contractual agreements, the Company and Microsoft are cooperating in connection with the application of Citrix technology in vertical, educational and the Internet markets.

  In March 1996, the Company entered into a non-binding letter of intent with Microsoft relating to the inclusion of ICA as an embedded component in future versions of Windows 95, Windows 3.x, Windows NT and the Microsoft Internet Explorer. Pursuant to the letter of intent, the parties agreed to engage in good faith negotiations to execute a definitive royalty-free license agreement within 60 days of execution of the letter of intent. Although such 60-day period has expired, the parties continue to negotiate the terms of a definitive agreement.

  Prior to the Company's initial public offering in December 1995, Microsoft made equity investments in each of the Company's preferred stock financings since December 1991, pursuant to which Microsoft invested approximately $2.4 million. Microsoft has had a representative on the Company's Board of Directors since 1991.

  Novell, Inc. Citrix and Novell entered into a strategic relationship in June 1992 under which the Company licenses certain Novell technology and provides remote access server products for use with Novell NetWare environments. In addition, in July 1993, the Company licensed rights to the Novell NetWare Access Server and agreed to sell and support the product. The Company is also working with Novell to expand the Citrix reseller channel. A majority of the Company's WinView sales have been, and are expected to continue to be, made to customers running the Novell NetWare network operating system.

  Insignia Solutions Inc. In August 1995, the Company entered into a software license agreement with Insignia pursuant to which the Company granted a license to Insignia to incorporate its ICA technology in products designed for X-Terminals, UNIX workstations and Macintosh platforms. Insignia is authorized to market products incorporating ICA technology through their software channels. Insignia is re-marketing the enhanced Citrix WinFrame server under the trademark of "NTrigue."

  Network Computing Devices. In March 1996, the Company entered into a software license with Network Computing Devices ("NCD") to deliver Windows applications to X devices. The agreement allows NCD to implement a native-X driver for WinFrame and remarket the driver and the WinFrame server under the name of "WinCenter Pro."

  Tektronix, Inc. In September 1994, the Company entered into a software license agreement with Tektronix pursuant to which the Company granted a license to Tektronix to incorporate its ICA technology to enable PC application access from X-Terminals and UNIX workstations. The Company believes that its collaboration with Tektronix has resulted in the first product line to deliver Windows 95 applications to X-Terminals and UNIX workstations. Tektronix implemented a native-X version of the ICA client program and is re-marketing the Citrix WinFrame server under the name of "WinDD."

  Wyse Technology. In June 1995, the Company entered into a software license agreement with Wyse pursuant to which the Company and Wyse began cooperative efforts concerning the design and development of a new class of Windows-capable client devices that function in conjunction with the Company's application server. In the first quarter of 1996, Wyse began shipments of its ICA-based WinTerm products. Citrix and Wyse are also working to build sales and marketing channels to deliver the combined products to the UNIX marketplace.

  Zenith Data Systems Corp. In June 1995, the Company entered into a software license agreement with Zenith Data Systems Corp. ("ZDS") pursuant to which the Company granted a license to incorporate the

Company's technology for use in their "MultiCruise" product, which began shipping in January of 1996. ZDS was recently acquired by Packard Bell Corporation and, accordingly, there can be no assurance that Packard Bell Corporation will continue the development of products incorporating the Company's technology.

CUSTOMERS

  The Company's customers span a broad range of industries. A representative list of multiple server end-user customers of WinView or WinFrame servers includes:

TECHNOLOGY, COMMUNICATIONS AND            GOVERNMENT AND UTILITIES
AEROSPACE                                 Army Corps of Engineers
AT&T                                      CMS Energy Corp.
CBS Inc.                                  Central Vermont Public Service Corp.
IBM                                       Defense Logistics Agency
MCI Communications Corp.                  Florida Power & Light Co.
Spar Aerospace Limited                    Nova Scotia Power
US Sprint                                 United States House of
Unitel Video, Inc.                        Representatives
                                          United States Senate


FINANCIAL
Bankers Trust Company                     MANUFACTURING/CONSUMER GOODS
The Bear Stearns Companies Inc.           Amoco Corporation
Chemical Financial Corp.                  BP Oil Pipe Line Co.
Citicorp                                  Bristol-Myers Squibb
Donaldson, Lufkin & Jenrette              Brown & Root
First Interstate Bancorp                  CanAmera Foods
GE Capital Fleet Services                 Chevron Corporation
Guarantee Mutual Life Co.                 Church & Dwight Co., Inc.
Long Beach Mortgage                       Ciba Vision
Milliman & Robertson                      Lipton
PHH US Mortgage Corporation               Meridian Oil
TransAmerica Corporation                  Mobil Oil Corp.
Weyerhaeuser Co.                          Pfizer Inc.
                                          Unocal Corp.

  Tektronix and NCD accounted for approximately 8% and 5%, respectively, of the Company's net revenues in 1995, and approximately 14% and 21%, respectively, for the three months ended March 31, 1996.

  Tech Data Corporation ("Tech Data") and Unique Co-operative Solutions, Inc. ("UCSI"), distributors of the Company's products pursuant to distributor agreements, accounted for approximately 22% and 6%, respectively, of the Company's net revenues in 1995 and approximately 18% and 10%, respectively, for the three months ended March 31, 1996. The Company's agreements with Tech Data and UCSI are not exclusive, have no stated minimum purchase obligations and may be terminated by either party without cause. The Company believes that in the event of a termination of either relationship, the Company could replace such relationship with an alternate distributor and that such replacement would not have a material adverse effect on the Company's business, results of operations and financial condition.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on developing new products and core technologies for its markets and further enhancing the functionality, reliability, performance and flexibility of existing products. Extensive input concerning product development is obtained from users, both directly and indirectly through its channel distributors.

  The Company believes that its software development team and core technologies represent a significant competitive advantage for the Company. The software development team includes a number of key members from the engineering team that developed the original version of OS/2 at IBM. Since May 1993, this team has been involved in the development of system software products utilizing Windows NT technology. The Company has made significant development investments in two key core technologies: its ICA protocol and multi-user Windows NT extensions.

  At March 31, 1996, the Company's research and development group consisted of 24 employees, including 16 senior software engineers. In 1993, 1994, 1995 and the first three months of 1996, the Company's research and development expenses were approximately $1.7 million, $1.9 million, $2.3 million and $900,000, respectively, or 33.3%, 19.0% 16.1% and 11.6% of revenue, respectively. To date, all software development costs have been expensed as incurred.

SALES, MARKETING AND SUPPORT

  Citrix markets its products through multiple indirect channels worldwide, including distributors, value-added resellers, system integrators and OEM licensees. In January 1996, Citrix announced its Citrix Solutions Network ("CSN"), which provides training and certification to integrators, VARs, resellers and consultants for a full-range of WinFrame based application deployment solutions and services. As of May 20, 1996, the Company had sales/marketing relationships with four national distributors, three regional distributors, approximately 240 CSN Authorized Gold Solutions Providers, approximately 170 CSN Authorized Silver Solutions Providers in addition to over 200 other Citrix-authorized value-added resellers, system integrators and OEM licensees. Internationally, the Company had relationships with approximately 50 distributors. A number of the Company's strategic partners and OEM licensees provide additional indirect sales channels for Citrix products under either a Citrix brand or a private brand name.

  Citrix's sales and marketing organization actively supports its distributors and resellers. The Company's marketing department provides training, sales event support, sales collateral, advertising, direct mail and public relations coverage to its indirect channels to aid in market development and in attracting new customers. The Company's sales organization consists of field-based systems sales engineers and corporate sales professionals. These field personnel are supported by an inside sales group based in Coral Springs, Florida. Inside sales personnel recruit prospective customers, provide technical advice with respect to Citrix products and work closely with key distributors and resellers of the Company's products. In addition, the Company plans to hire a number of direct sales personnel to increase product demand among large corporate accounts.

  Citrix provides most of its distributors and resellers with product return rights for stock balancing or limited product evaluation. Stock balancing rights permit distributors to return products to Citrix for credit, within specified limits and subject to ordering an equal amount of additional Citrix products. Although the Company believes that it has adequate reserves to cover product returns, there can be no assurance that Citrix will not experience significant returns in the future or that such reserves will be adequate. The Company also provides most of its distributors and resellers with price protection rights. Price protection rights require that Citrix grant retroactive price adjustments for inventories of Citrix products held by distributors or resellers if Citrix lowers its prices for such products. In the event that the Company determines to reduce its prices, it will establish a reserve to cover exposure to distributor inventory.

  The majority of Citrix's service and support activities are related to software and network integration issues. Due to the nature of Citrix products, remote access via a telephone connection can often be used to troubleshoot and diagnose network problems. Citrix also provides technical support and training to channel and strategic partners, who are utilized as the first line of support for their own customers. Additionally, users can choose from a comprehensive fee-based support program which ranges from one-time incident charges to an annual support agreement covering multiple sites and servers. Citrix also provides on-line services to distribute technical advice and software updates. These services include a bulletin board service, fax service and access via Compuserve, the Internet and electronic mail.

  Citrix conducts its sales, marketing and support activities from its principal offices in Coral Springs, Florida as well as through an employee in the United Kingdom. At March 31, 1996, the Company's sales, marketing and support organization consisted of 49 employees.

OPERATIONS

  The Company controls all purchasing, inventory, scheduling, order processing and accounting functions related to its operations. All production and warehousing is performed by an independent contractor. Shipping is made primarily from the location of the independent contractor, although limited shipments are made from the Company's facilities. Master software diskettes, development of user manuals, packaging designs, initial product quality control and testing are performed at the Company's facilities. Diskette and CD-ROM duplication, printing of documentation, packaging and assembly are performed by the independent contractor to the Company's specifications. To date, the Company has not experienced any material difficulties or delays in the manufacture and assembly of its products.

  The Company has identified and evaluated alternative manufacturing vendors and believes that such alternative vendors are capable of producing the requisite quality and volumes at competitive prices. However, if difficulties and delays were to be encountered, and transition to an alternate manufacturer was not completed promptly, the Company's business, results of operations and financial condition could be materially adversely affected.

  The Company generally ships products upon receipt of an order. As a result, the Company has relatively little backlog at any given time, and does not consider backlog to be a significant indicator of future performance.

COMPETITION

  The markets in which the Company competes are intensely competitive. Remote computing products range from simple remote control software for a single PC to remote node hardware products to branch office routers. Competitive factors in the remote computing market include completeness of features, product quality and functionality, marketing and sales resources and customer service and support. While the Company believes that it presently competes on a favorable basis with respect to these factors, there can be no assurance that the Company will be able to establish and maintain a market position in the face of increased competition. The Company faces competition from organizations that seek to provide remote computing solutions based on a variety of approaches that may differ from those employed by the Company, including 3Com, Bay Networks, Cisco, Microsoft, Novell, Shiva and Symantec, all of whom are significantly larger than the Company and have greater financial resources.

  In addition, alternative products exist for Internet commerce that directly or indirectly compete with the Company's products. Existing or new products that extend Web site software to provide database access or interactive computing can materially impact the Company's ability to sell its products in this market. Competitors in this market include Lucent Technologies, Microsoft, Netscape, Quarterdeck, Silicon Graphics, Spyglass and Sun Microsystems and other makers of Web Server, browser and other applications, systems or networking software, to the extent such companies seek to expand the functionality of their Web browsers and other utilities. In the multi-user graphical platform market, the key competitor is The Santa Cruz Operation and, to a lesser extent, other manufacturers of UNIX application servers. The Company will encounter competition from The Santa Cruz Operation to the extent it is able to provide a low-cost graphical computing platform for Windows applications. In addition, Lucent Technologies recently announced a product which it plans to ship in the fall of 1996 that may incorporate certain of the features of WinFrame. As markets for the Company's products continue to develop, additional companies, including companies with significant market presence in the computer hardware, software and networking industries, may enter the markets in which the Company competes and further intensify competition. Most of these competitors and potential competitors have significantly greater financial, technical, sales, marketing, support and other resources than the Company. There can be no assurance that the Company will be able to establish and maintain a market position in the face of increased competition. Although the Company believes that price has historically been a less significant competitive factor than product performance, reliability and functionality, the Company believes that price competition, with a resultant diminution of profit margins, may become more significant in the future. The Company may not be able to maintain its historic prices, and an inability to do so could adversely affect the Company's business, results of operations and financial condition.

PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon proprietary technology. While the Company has recently filed nine patent applications, to date the Company has no patents, and existing copyright laws afford only limited protection for the Company's software. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, the Company relies primarily on trade secret protection and confidentiality and proprietary information agreements to protect its proprietary technology. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on the Company. There can be no assurance that the Company's efforts to protect its proprietary technology rights will be successful. Despite the Company's precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to obtain and use information that the Company regards as proprietary. Substantially all of the Company's sales are derived from the licensing of Company products under "shrink wrap" license agreements that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. Although the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to proprietary technology rights of such parties. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all.

  While the Company's competitive position may be affected by its ability to protect its proprietary information, the Company believes that because of the rapid pace of technological change in the industry, factors such as the technical expertise, knowledge and innovative skill of the Company's management and technical personnel, its strategic relationships, name recognition, the timeliness and quality of support services provided by the Company and its ability to rapidly develop, enhance and market software products may be more significant in maintaining the Company's competitive position.

EMPLOYEES

  At March 31, 1996, the Company had a total of 88 employees, all but one of which were based in the United States. Of the total, 24 were in research and development, 49 were engaged in sales, marketing and customer support, and 15 were in administration and finance. In addition, the Company employs a number of temporary and contract personnel to augment departmental employees and work on selected projects.

FACILITIES

  The Company occupies approximately 17,300 square feet of leased and subleased office space in Coral Springs, Florida. The leases expire on September 30, 1996 and June 30, 1996. To accommodate planned future growth, the Company intends to lease a larger facility and relocate its operations to such facility during the next six months. The Company believes that the new facility will be adequate for its needs for the foreseeable future.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings and is not aware of any pending or threatened litigation that it believes would have a material adverse effect upon the Company's business, results of operations or financial condition.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                    AGE                  POSITION
- ----                    ---                  --------
Roger W. Roberts         51 President, Chief Executive Officer,
                             Secretary and Director
Edward E. Iacobucci      42 Chairman of the Board, Vice President--
                             Strategy & Technology and Chief Technical
                             Officer
James J. Felcyn, Jr.     53 Chief Financial Officer, Treasurer, Vice
                             President of Finance and Administration
                             and Assistant Secretary
Barry J. Dockswell       49 Vice President--Business Development
Michael F. Passaro       52 Vice President--Worldwide Sales and Support
Bruce C. Chittenden      48 Vice President--Engineering
Mark B. Templeton        43 Vice President--Marketing
Kevin R. Compton(1)(2)   37 Director
Stephen M. Dow(1)        40 Director
Robert N. Goldman(2)     47 Director
Gregory B. Maffei(2)     36 Director
Tyrone F. Pike           41 Director

- ---------------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Roger W. Roberts joined the Company as its President and Chief Executive Officer in June 1990. Prior to joining Citrix, Mr. Roberts was employed for over twenty years by Texas Instruments, a diversified electronics company, where he held technical, marketing and general management positions. Most recently at Texas Instruments, Mr. Roberts was Director of Marketing for the Peripheral Products Division, responsible for the MicroLaser printers and TravelMate notebooks.

  Edward E. Iacobucci, co-founder of the Company, has served as a director since the Company's inception in 1989 and as Chairman of the Board since September 1991. From the Company's inception, Mr. Iacobucci served as Chief Technical Officer and Vice President--Strategy & Technology. Mr. Iacobucci is author of the well-known OS/2 Programmer's Guide. Prior to forming the Company in 1989, Mr. Iacobucci was employed for eleven years by IBM, where he was most recently responsible for the design and architecture of IBM PC operating systems and led the joint IBM/Microsoft design team that conceived the original OS/2 product. Earlier at IBM, Mr. Iacobucci had overall responsibility for the design and architecture of the IBM network management product, NetView.

  James J. Felcyn, Jr. joined the Company as its Chief Financial Officer and Treasurer in July 1994. Prior to joining the Company, beginning in April 1994, Mr. Felcyn served as Chief Financial Officer of NDL Products, Inc. ("NDL"), a manufacturer of sporting goods. Mr. Felcyn accepted the position of Chief Financial Officer at the request of the secured lender of NDL, and as a condition to debtor-in-possession financing for NDL, which filed a Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court for the Southern District of Florida. Mr. Felcyn served as Vice President--Finance of Boca Research, Inc., a manufacturer of computer peripheral products, from April 1992 to December 1993. From January 1992 to April 1992, Mr. Felcyn served as Controller of Boca Research, Inc. From April 1991 to January 1992, Mr. Felcyn was employed by World Omni Financial Corp., an automobile finance and leasing company, where he served as Director of Operations--Accounting. Mr. Felcyn is a Certified Public Accountant.

  Barry J. Dockswell joined the Company in June 1990 as the Director of Marketing. Since April 1994, he has served as Vice President--Business Development. Prior to joining the Company, Mr. Dockswell was employed by IBM for 20 years where he served in various senior management positions, including PC-DOS Product Manager and Manager of OS/2 Planning, Architecture, Strategy and Performance.

  Michael F. Passaro has served as Vice President--Worldwide Sales and Services since joining the Company in October 1992. From 1988 to 1992, Mr. Passaro was employed by Novell, Inc., a provider of network and application software, serving as Vice President for Worldwide Major Markets from 1988 to 1990 and Vice President International from 1990 to 1992.

  Bruce C. Chittenden joined the Company in 1993 as Vice President-- Engineering. Prior to joining the Company, he served as Vice President, Engineering and Manufacturing of Uniquest, Inc., a network software manufacturer, from March to November 1993. From July 1991 to March 1993, Mr. Chittenden served as Executive Vice President of Computone Corporation, a computer peripherals manufacturer, and from April 1984 to July 1991, he served as Vice President, Engineering of The Santa Cruz Operation, Inc., a systems software manufacturer.

  Mark B. Templeton has served as Vice President--Marketing since joining the Company in June 1995. From April 1994 to June 1995, Mr. Templeton served first as a marketing consultant and then as Group Director, Corporate Marketing for UB Networks, Inc., a computer network hardware manufacturer. From November 1993 to April 1994 he served as Executive Vice President for Softblox, Inc., a software company, and from July 1990 to November 1993 Mr. Templeton served as Vice President, Marketing for Keyfile Corporation, a group collaboration software company.

  Kevin R. Compton has served as a director of the Company since March 1993. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm. From May 1985 to December 1990, Mr. Compton was the vice president and general manager of the network systems team at Businessland, Inc., a computer retailer, and at AmeriSource Corporation prior to its acquisition by Businessland. Mr. Compton is a director of Global Village Communications, Inc., and is also a director of several privately-held companies.

  Stephen M. Dow has served as a director of the Company since 1989. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves as a director of several privately-held companies.

  Robert N. Goldman has served as a director of the Company since June 1995. In November 1995, Mr. Goldman was named President, Chairman and Chief Executive Officer of Object Design, Inc., a developer of object data management software. From 1986 to August 1995, Mr. Goldman served as Chairman of the Board of Trinzic, Inc. and its predecessor, software companies that were engaged in the development and marketing of client/server middleware software products. Trinzic was formed by the merger of AICorp and AION Corporation in 1992. Mr. Goldman served as AICorp President and Chief Executive Officer from 1986 to 1992. From 1983 to 1986, Mr. Goldman served as President and Chief Operating Officer of Cullinet Software, Inc., a software developer. Mr. Goldman is Chairman of the Board of Directors of SystemSoft Corporation, a developer and marketer of PCMCIA software and other system level software products, and a director of InterSolv Inc., Parametric Technology Corporation and several privately-held companies.

  Gregory B. Maffei has served as a director of the Company since February 1994. Since April 1994, Mr. Maffei has served as the Treasurer of Microsoft. Mr. Maffei is responsible for Microsoft's external financial activities, including capital markets, acquisitions and strategic investments, credit use management, SEC reporting, investor relations and strategic business decisions. Prior to being named Treasurer in 1994, Mr. Maffei was Director, Business Development & Investments at Microsoft. Prior to joining Microsoft in April 1993, Mr. Maffei was a consultant for several companies, including Microsoft. From April 1991 to September 1992, Mr. Maffei was Executive Vice President and Chief Financial Officer of Pay'N Pak Stores, Inc. Mr. Maffei was also a director of Pay'N Pak. In September 1991, Pay'N Pak filed Chapter 11 bankruptcy proceedings. From May 1988 to March 1991, Mr. Maffei was a vice president of Citicorp Venture Capital,

Ltd. Mr. Maffei serves as a director of Mobile Telecommunications Technologies Corporation, CORT Business Services Corporation and several privately-held companies.

  Tyrone F. Pike has served as a director of the Company since 1993. From January 1994 to the present, Mr. Pike has served in various positions at UB Networks, Inc., including Senior Vice President and Chief Technical Officer from April 1995 to the present, Senior Vice President and General Manager Network Products Division from August 1994 to April 1995, and Senior Vice President and General Manager Network Services Division from January to August 1994. Prior to joining UB Networks, Mr. Pike served as a partner of Pike Associates from September 1992 to January 1994. From March to September 1992, Mr. Pike served as President and CEO of Global Village Communications, Inc. From May 1991 to June 1992 he served as Manager, Strategic Planning & Business Development of Intel Corporation. From April 1983 to May 1991, Mr. Pike served as Founder, Chairman and President of LANSystems, Inc., of which he served as a director until February 1994.

  The Board of Directors is currently fixed at seven members. The Corporation's By-laws divide the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of (i) three Class I directors (Messrs. Goldman, Pike and Roberts), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1999, (ii) two Class II directors (Messrs. Iacobucci and Maffei), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1997 and (iii) two Class III directors (Messrs. Compton and Dow), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1998.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  In June 1995, the Board of Directors established a Compensation Committee and in September 1995, the Board of Directors established an Audit Committee. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to the Company, and oversees and administers the 1989 Stock Option Plan, 1995 Stock Plan, the 1995 Non-Employee Director Stock Option Plan and the 1995 Employee Stock Purchase Plan. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

DIRECTOR COMPENSATION

  Non-employee directors receive a fee of $1,500 for each meeting of the Board and $500 for each committee meeting that they attend and are to be reimbursed for their reasonable out-of-pocket expenses incurred in attending such meetings. No director who is an employee of the Company will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in the Company's 1995 Non-Employee Director Stock Option Plan. See "Management--Stock Plans."

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal years ended December 31, 1995 and 1994 to (i) the Company's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company who received total annual salary, bonus and other compensation in excess of $100,000 in fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM/
                                         ANNUAL COMPENSATION        COMPENSATION AWARDS(3)
                                  --------------------------------- ----------------------
                                                     OTHER ANNUAL   SECURITIES UNDERLYING/  ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY  BONUS(1) COMPENSATION(2)      OPTIONS (#)       COMPENSATION
- ---------------------------  ----  ------  -------- --------------- ---------------------- ------------
Roger W. Roberts........     1995 $150,000 $50,000          --                 --                --
 President and Chief         1994  135,000     --           --              80,000               --
  Executive Officer
Edward E. Iacobucci.....     1995  135,000  40,000          --                 --                --
 Chairman of the Board,      1994  120,000     --           --              80,000               --
  Vice President--
  Strategy & Technology
  and Chief Technical
  Officer
Michael F. Passaro......     1995  130,000  10,000      $63,585                --                --
 Vice President--            1994  130,000     --        61,533             80,000               --
  Worldwide Sales and
  Services
Bruce C. Chittenden.....     1995  120,000  30,000          --                 --                --
 Vice President--            1994  120,000     --           --              66,666               --
  Engineering
Mark B. Templeton(4)....     1995   69,602  25,000          --             133,334           $99,667(5)
 Vice President--
  Marketing                  1994      --      --           --                 --                --

- ---------------------
(1) Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(2) Consists of amounts paid pursuant to commissions.
(3) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during the fiscal years ended December 31, 1995 and December 31, 1994.
(4) Mr. Templeton commenced employment with the Company in June 1995.
(5) Consists of relocation expenses.

                             OPTION GRANTS IN 1995

  The following table sets forth each grant of stock options made during the year ended December 31, 1995 pursuant to the Company's 1989 Stock Option Plan (the "1989 Plan") to each of the executive officers named in the Summary Compensation Table above (the "Named Executive Officers"). The Company did not grant any stock options or any stock appreciation rights pursuant to the Company's 1995 Stock Plan to the Named Executive Officers during the fiscal year ended December 31, 1995.

                                     INDIVIDUAL GRANTS(1)
                         ---------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                         NUMBER OF   PERCENT OF                         ANNUAL RATES OF STOCK
                         SECURITIES TOTAL OPTIONS                      PRICE APPRECIATION FOR
                         UNDERLYING  GRANTED TO   EXERCISE                 OPTION TERM (3)
                          OPTIONS     EMPLOYEES   PRICE PER EXPIRATION -----------------------
NAME                     GRANTED(#)    IN 1995    SHARE(2)     DATE        5%          10%
- ----                     ---------- ------------- --------- ---------- ----------- -----------
Roger W. Roberts........      --          --          --         --            --          --
Edward E. Iacobucci.....      --          --          --         --            --          --
Michael F. Passaro......      --          --          --         --            --          --
Bruce C. Chittenden.....      --          --          --         --            --          --
Mark B. Templeton.......  106,668       21.12%      $2.25    6/12/05   $   150,935 $   382,498
                           26,666        5.28        3.75    9/28/05        62,885     159,368

- ---------------------
(1) The options, which were granted under the 1989 Plan, are fully exercisable at the time of grant, subject to a right of repurchase in favor of the Company for all exercised but unvested shares, and vest at the rate of 25% of the shares underlying the options one year from the date of grant and 2.08% monthly thereafter.
(2) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common Stock on the date of grant.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

         AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

  The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, information with respect to the exercise of stock options during the year ended December 31, 1995 and the year-end value of unexercised options:

                                                                                    VALUE OF UNEXERCISED
                                                      NUMBERS OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                            SHARES                 OPTIONS AT DECEMBER 31, 1995     DECEMBER 31, 1995(1)
                         ACQUIRED ON     VALUE     ---------------------------- ----------------------------
NAME                     EXERCISE (#) REALIZED (2) EXERCISABLE UNEXERCISABLE(3) EXERCISABLE UNEXERCISABLE(3)
- ----                     ------------ ------------ ----------- ---------------- ----------- ----------------
Roger W. Roberts........      --            --       305,000       101,668      $4,991,378     $1,626,730
Edward E. Iacobucci.....      --            --       131,666       101,668       2,144,367      1,626,730
Michael F. Passaro......      --            --        60,554        86,114         983,660      1,385,356
Bruce C. Chittenden.....    5,334       $16,002       11,332        50,002         178,479        787,532
Mark B. Templeton.......      --            --           --        133,334             --       1,860,011

- ---------------------
(1) Value is based on the difference between the option exercise price and the fair market value at December 31, 1995, the fiscal year-end ($16.50 per share), multiplied by the number of shares underlying the option.
(2) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and do not reflect amounts actually received by the named officers.
(3) Exercisable subject to the vesting provisions described above in Note 1 to the table entitled "Option Grants in 1995."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to June 1995, the Company had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors. In June 1995 the Company's Board of Directors appointed a Compensation Committee which currently consists of Kevin R. Compton, a general partner of Kleiner Perkins Caufield & Byers, and Stephen M. Dow, a general partner of Sevin Rosen Fund III L.P.

STOCK PLANS

  1995 Stock Plan. The Company's 1995 Stock Plan (the "1995 Plan") was adopted by the Board in September 1995 and approved by the Company's stockholders in October 1995. Under the terms of the 1995 Plan, the Company is authorized to make stock awards, provide eligible individuals with the opportunity to purchase stock and grant incentive and non-statutory stock options (collectively, "Stock Rights") to employees, directors and officers of and consultants to the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 6,000,000 plus, effective as of January 1, 1997 and each year thereafter, a number of shares of Common Stock equal to 5% of the total number of shares of Common Stock issued and outstanding as of December 31 of the preceding year. Notwithstanding the foregoing, no more than an aggregate of 10,000,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options granted under the 1995 Plan. As of March 31, 1996, options to purchase an aggregate of 110,000 shares of Common Stock were outstanding under the 1995 Plan.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of two outside directors, Kevin R. Compton and Stephen M. Dow. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to determine the terms of Stock Rights awarded or granted under the 1995 Plan, including: (i) the number of shares subject to each Stock Right, (ii) when the Stock Right becomes exercisable, (iii) the exercise or purchase price of the Stock Right (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock as of the date of grant), (iv) the duration of the Stock Right and (v) the time, manner and form of payment upon exercise of a Stock Right. Generally, a Stock Right is not transferable by the recipient except by will or by the laws of descent and distribution.

  1995 Employee Stock Purchase Plan. The 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") was adopted by the Board of Directors in September 1995 and approved by the Company's stockholders in October 1995. The 1995 Purchase Plan provides for the issuance of a maximum of 1,500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and for more than five months in any calendar year and who have completed at least one year of employment are eligible to participate in the 1995 Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and directors who are not employees of the Company may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than five percent of a participant's total cash compensation) from his or her pay during six-month periods (each a "Plan Period"). The maximum number of shares of Common Stock an employee may purchase in any Plan Period is 2,000 shares. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1995 Purchase Plan.

  1995 Non-Employee Director Stock Option Plan. The 1995 Non-Employee Director Stock Option Plan (the "Director Option Plan") was adopted by the Board of Directors in September 1995 and approved by the Company's stockholders in October 1995. The Director Option Plan provides for the grant of options to purchase a maximum of 600,000 shares of Common Stock of the Company to non-employee directors of the Company.

  The Director Option Plan is administered by the Compensation Committee of the Board of Directors. Under the Director Option Plan, each director who is not an employee of the Company and who is first elected as a director after the date of the Company's initial public offering will receive upon the date of his or her initial election an option to purchase 30,000 shares of Common Stock. Options granted under the Director Option Plan will vest as to 33.33% of the shares underlying the option one year from the date of grant and will vest as to an additional 2.78% of the shares underlying the option monthly thereafter. Each non-employee director will also receive, on each three-year anniversary of such director's first election to the Board of Directors, an option to purchase 30,000 shares of Common Stock, vesting in accordance with the aforementioned schedule, provided that such director continues to serve on the Board of Directors at the time of grant. All options granted under the Director Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years from the date of grant. Options may not be transferred except by will or by the laws of descent and distribution and generally are exercisable to the extent vested only while the optionee is serving as a director or within 90 days after the optionee ceases to serve as a director of the Company. As of March 31, 1996, 60,000 options have been granted under the Director Option Plan.

  1989 Stock Option Plan. The Company's 1989 Stock Option Plan (the "1989 Stock Plan") was approved by the Company's Board of Directors in July 1989 and by its stockholders in June 1990. Options granted under the 1989 Stock Plan may be either incentive or non-statutory stock options. Stock options may be granted under the 1989 Stock Plan to officers, directors and other employees of the Company.

  The 1989 Stock Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1989 Stock Plan, the Compensation Committee has the authority to determine the terms of the options granted, including the persons to whom options will be granted, the type of option to be granted (incentive or non-statutory), the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. An option granted under the 1989 Stock Plan is exercisable, during the optionholder's lifetime, only by the optionholder and generally is not transferable except by will or by the laws of descent and distribution.

  All options granted under the 1989 Stock Plan are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. Generally, this right lapses as to 25% of the shares underlying the option one year after the grant date and as to 2.08% monthly thereafter. All options were granted at fair market value on the date of grant.

  As of March 31, 1996, options to purchase an aggregate of 2,195,930 shares of Common Stock were outstanding under the 1989 Stock Plan. The Company does not intend to grant any additional options under the 1989 Stock Plan.

                             CERTAIN TRANSACTIONS

  The Company is a party to a license agreement with Microsoft Corporation, the beneficial owner of more than 5% of the outstanding capital stock of the Company, pursuant to which the Company has recognized $962,000 of royalty expense in cost of goods sold and $60,000 of offsetting royalty credits in net revenues since the beginning of fiscal 1995. In addition, the Company had accrued royalties and other accounts payable of $521,000 at December 31, 1995 in connection with this agreement.

  During 1991 and 1992, the Company advanced an aggregate of $100,000 to Edward E. Iacobucci, Chairman of the Board of Directors and Vice President-- Strategy and Technology of the Corporation. This loan was evidenced by a promissory note and was on a non-recourse basis. The loan carried an interest rate of 6.73%, compounded annually, and was to be repaid on or before September 13, 1996. On February 29, 1996, Mr. Iacobucci repaid the loan in full and all accrued but unpaid interest then outstanding under the note.

  The Company has adopted a policy that all future transactions between the Company and its officers, directors, principal shareholders and their affiliates shall be on terms no less favorable to the Company than could be obtained by the Company from unrelated third parties, and shall be approved by a majority of the outside independent and disinterested directors.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 20, 1996, as adjusted to reflect the sale by the Company and the Selling Stockholders of the shares of Common Stock offered by this Prospectus, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and Named Executive Officer of the Company and (iii) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                          SHARES BENEFICIALLY               SHARES BENEFICIALLY
                            OWNED PRIOR TO                      OWNED AFTER
                             THE OFFERING                     THE OFFERING(1)
                          -----------------------SHARES TO  -----------------------
5% SHAREHOLDERS             NUMBER     PERCENT   BE OFFERED   NUMBER     PERCENT
- ---------------           ------------ -------------------- ------------ ----------
Microsoft Corporation...     1,625,426      6.8%      --       1,625,426      6.3%
 One Microsoft Way
 Redmond, WA 98052
EXECUTIVE OFFICERS AND
DIRECTORS
- ----------------------
Roger W. Roberts(2).....       480,004      2.0    73,332        406,672      1.5
Edward E. Iacobucci(3)..       665,302      2.8   190,000        475,302      1.8
James J. Felcyn, Jr.(4).       135,336        *    48,666         86,670        *
Michael F. Passaro(5)...       189,336        *    20,000        169,336        *
Bruce C. Chittenden(6)..       146,936        *    20,000        126,936        *
Barry J. Dockswell(7)...       110,340        *    20,000         90,340        *
Mark B. Templeton(8)....       133,334        *    26,666        106,668        *
Kevin R. Compton(9).....        31,514        *       --          31,514        *
Stephen M. Dow..........        61,486        *       --          61,486        *
Robert N. Goldman(10)...        39,334        *       --          39,334        *
Gregory B. Maffei.......         3,600        *       --           3,600        *
Tyrone F. Pike(11)......       162,402        *       --         162,402        *
All executive officers
 and directors as a
 group (12 persons)(12).     2,158,924      8.6%  398,664      1,760,260      6.5%

- ---------------------
  * Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following May 20, 1996, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
 (2) Includes 406,668 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (3) Includes 233,334 shares of Common Stock issuable pursuant to presently exercisable stock options. Also includes 115,000 shares which Mr. Iacobucci has agreed to transfer pursuant to a divorce settlement.
 (4) Includes 80,002 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (5) Includes 146,668 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (6) Includes 33,334 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (7) Includes 69,338 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (8) Includes 106,668 shares of Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 13,334 shares of Common Stock issuable pursuant to presently exercisable stock options
(10) Includes 33,334 shares of Common Stock issuable pursuant to presently exercisable stock options.
(11) Includes 83,392 shares of Common Stock issuable pursuant to presently exercisable stock options.
(12) Includes 1,206,072 shares of Common Stock issuable pursuant to presently exercisable stock options.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate") and by the provisions of applicable law.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock outstanding upon the effective date of this Prospectus, and the shares offered hereby will, upon issuance and sale, be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors have the authority, without further stockholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock or a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. No shares of Preferred Stock will be outstanding immediately following the closing of this offering. The Company has no present plans to issue any shares of Preferred Stock.

ANTI-TAKEOVER MEASURES

  In addition to the directors' ability to issue shares of Preferred Stock in one or more series, the Certificate and By-Laws of the Company contain several other provisions that are commonly considered to have an anti-takeover effect. The Company's Certificate includes a provision classifying the Board of Directors into three classes with staggered three-year terms, a provision prohibiting stockholder action by written consent except as otherwise provided by law and a provision requiring 75% stockholder approval for certain actions taken with respect to the Certificate. Under the Company's Certificate and By-Laws, the directors may enlarge the size of the Board and fill any vacancies on the Board. The Company's By-Laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The Company's By-Laws also provide that special meetings of the Company's stockholders may be called only by the President or the directors and require advance notice of business to be brought by a stockholder before the annual meeting.

  In February 1988, a law regulating corporate takeovers (the "Anti-Takeover Law") took effect in Delaware. In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the "interested stockholder" owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision either in its original certificate of incorporation or in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company is a Delaware corporation that is subject to the Anti-Takeover Law and has not "opted out" of its provisions.

  The foregoing provisions of Delaware law and the Company's Certificate and By-Laws could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 25,935,054 shares of Common Stock outstanding (assuming no exercise of outstanding options). Substantially all of such shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act, may generally only be sold in compliance with the limitations of Rule
144. As of March 31, 1996, options to purchase a total of 2,365,930 shares of Common Stock were outstanding, substantially all of which options were then exercisable subject to the Company's right to repurchase unvested shares under certain circumstances. Of the total shares issuable pursuant to such options 1,266,072 are subject to lock-up agreements. An additional 7,930,000 shares of Common Stock are available for future grants under the Company's stock option and employee stock purchase plans. Substantially all of such shares are eligible for resale under Rule 701 or pursuant to registration statements filed by the Company on Form S-8. See "Management--Stock Plans."

  The Company and its executive officers, directors and certain current securityholders, who in the aggregate hold 2,662,448 shares of Common Stock and options to purchase 1,266,072 shares of Common Stock, have agreed, pursuant to the lock-up agreements, not to directly or indirectly, without the prior written consent of Hambrecht & Quist LLC, offer, sell, offer to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days after the date of this Prospectus.

  In addition, holders of an aggregate of 3,668,504 shares of Common Stock are entitled to register such shares under the Securities Act if the Company proposes to register any of its securities under the Securities Act. Such holders may also require the Company to file registration statements under the Securities Act at its expense with respect to their shares of Common Stock. In connection with this offering, the rights of such holders to have shares of Common Stock registered under the Securities Act as part of this offering were duly waived pursuant to the terms of the agreements providing for such registration rights.

  No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Robertson, Stephens & Company LLC and Needham & Company, Inc. have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                       NUMBER OF
NAME                                                                    SHARES
- ----                                                                   ---------
Hambrecht & Quist LLC.................................................
Robertson, Stephens & Company LLC.....................................
Needham & Company, Inc. ..............................................
                                                                       ---------
      Total........................................................... 2,398,664
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $   per share to certain other dealers.
After the public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 359,800 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Certain existing stockholders of the Company, including the executive officers and directors, who will own in the aggregate 2,662,448 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 90-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock during the 90-day period, following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its stock and employee stock purchase plans and under currently outstanding options. Sales of such shares in the future could adversely affect the market price of the Common Stock.

  In connection with the offering, certain Underwriters and members of the selling group, if any, may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and all possible market activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

  The Common Stock is quoted on the Nasdaq National Market under the symbol "CTXS."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this Prospectus, certain attorneys of Testa, Hurwitz & Thibeault, LLP, own an aggregate of approximately 11,800 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, new York, New York 10048, and at Northwester Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement under the Securities Act (the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                              CITRIX SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements for the Fiscal Years Ended December 31, 1993, 1994 and
1995:

  Report of Independent Certified Public Accountants......................  F-2
  Consolidated Balance Sheets.............................................  F-3
  Consolidated Statements of Operations...................................  F-4
  Consolidated Statements of Redeemable Convertible Preferred Stock and
   Common Shareholders' Equity (Deficit)..................................  F-5
  Consolidated Statements of Cash Flows...................................  F-6
  Notes to Consolidated Financial Statements..............................  F-8

Unaudited Financial Statements for the Three Months Ended March 31, 1995 and
1996:

  Unaudited Condensed Consolidated Balance Sheet as of March 31, 1996..... F-20
  Unaudited Condensed Consolidated Statements of Operations for the Three
   Months Ended
   March 31, 1995 and 1996................................................ F-21
  Unaudited Condensed Consolidated Statements of Cash Flows for the Three
   Months Ended
   March 31, 1995 and 1996................................................ F-22
  Notes to Unaudited Condensed Consolidated Financial Statements.......... F-23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
 Citrix Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Citrix Systems, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and common shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citrix Systems, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young LLP

West Palm Beach, Florida
January 13, 1996, except as to the second paragraph of Note 14, as to which the date is May 17, 1996

                              CITRIX SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
ASSETS
Current assets:
 Cash and cash equivalents........................... $ 1,912,781  $43,471,491
 Accounts receivable, net of allowances of $462,480
  and $1,008,425 at December 31, 1994 and 1995,
  respectively.......................................   1,455,479    2,328,512
 Inventories.........................................     128,847      194,023
 Prepaid expenses....................................     100,310      230,313
 Note receivable from officer, including accrued
  interest of $20,820 and $28,910 at December 31,
  1994 and 1995, respectively........................     120,820      128,910
                                                      -----------  -----------
Total current assets.................................   3,718,237   46,353,249
Property and equipment:
 Computer equipment under capital leases.............     154,387      365,725
 Computer equipment and software.....................     100,483      146,745
 Office equipment and furniture......................      56,934       66,534
 Leasehold improvements..............................      10,220       16,640
                                                      -----------  -----------
                                                          322,024      595,644
 Less accumulated depreciation and amortization......    (108,492)    (293,648)
                                                      -----------  -----------
                                                          213,532      301,996
Other assets.........................................         --        59,941
                                                      -----------  -----------
                                                      $ 3,931,769  $46,715,186
                                                      ===========  ===========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
 AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.................................... $   290,179  $   546,266
 Accrued royalties and other accounts payable to
  shareholder........................................     356,440      521,517
 Other accrued expenses..............................     610,508    1,137,478
 Deferred revenue....................................      71,457      680,767
 Deferred revenue on contract with shareholder.......     336,663      541,000
 Current portion of capital lease obligations payable
  to related parties.................................      63,468      144,976
 Income taxes payable................................         --        93,100
                                                      -----------  -----------
Total current liabilities............................   1,728,715    3,665,104
Long-term portion of capital lease obligations
 payable to related parties..........................      68,192       88,379
                                                      -----------  -----------
Total liabilities....................................   1,796,907    3,753,483
Commitments
Redeemable Convertible Preferred Stock, $.01 par
 value:
 Series A, 3,039,000 and -0- shares authorized,
  issued and outstanding; and $3,039,000 and $-0-
  aggregate liquidation preference at 1994 and 1995,
  respectively.......................................   4,444,160          --
 Series B, 2,479,200 and -0- shares authorized,
  2,431,200 and -0- shares issued and outstanding;
  and $3,039,000 and $-0- aggregate liquidation
  preference at 1994 and 1995, respectively..........   3,756,581          --
 Series C, 4,834,483 and -0- shares authorized,
  3,455,173 and -0- shares issued and outstanding;
  and $5,010,000 and $-0- aggregate liquidation
  preference at 1994 and 1995, respectively..........   5,608,386          --
 Series D, 2,594,168 and -0- shares authorized,
  issued and outstanding; and $4,799,213 and $-0-
  aggregate liquidation preference at 1994 and 1995,
  respectively.......................................   4,799,213          --
                                                      -----------  -----------
                                                       18,608,340          --
Shareholders' equity (deficit):
 Preferred stock at $.01 par value: -0- and 5,000,000
  shares authorized, none issued and outstanding at
  1994 and 1995, respectively........................         --           --
 Common stock at $.001 par value--16,750,000 and
  30,000,000 shares authorized; and 2,174,366 and
  23,650,916 issued and outstanding at 1994 and 1995,
  respectively.......................................       2,174       23,651
 Additional paid-in capital..........................         --    54,938,583
 Accumulated deficit................................. (16,475,652) (12,000,531)
                                                      -----------  -----------
Total shareholders' equity (deficit)................. (16,473,478)  42,961,703
                                                      -----------  -----------
                                                      $ 3,931,769  $46,715,186
                                                      ===========  ===========

See Notes to Consolidated Financial Statements.

                              CITRIX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
Net revenues............................  $ 5,163,590  $10,085,562  $14,567,922
Cost of goods sold......................      928,925    2,137,589    1,955,838
                                          -----------  -----------  -----------
Gross margin............................    4,234,665    7,947,973   12,612,084
Operating expenses:
  Research and development..............    1,721,684    1,912,362    2,343,313
  Sales, marketing and support..........    3,866,395    4,443,472    6,669,560
  General and administrative............    1,369,389    1,395,343    1,784,011
                                          -----------  -----------  -----------
Total operating expenses................    6,957,468    7,751,177   10,796,884
                                          -----------  -----------  -----------
Income (loss) from operations...........   (2,722,803)     196,796    1,815,200
Other income (expense):
  Interest income.......................       27,211       58,320      209,029
  Interest expense......................      (25,951)     (13,385)     (36,114)
                                          -----------  -----------  -----------
                                                1,260       44,935      172,915
                                          -----------  -----------  -----------
Net income (loss) before income taxes...   (2,721,543)     241,731    1,988,115
Income taxes............................          --           --        93,100
                                          -----------  -----------  -----------
Net income (loss).......................   (2,721,543)     241,731    1,895,015
Less redeemable convertible preferred
 stock accretion........................   (1,466,111)    (716,441)         --
                                          -----------  -----------  -----------
Net income (loss) attributable to common
 shares.................................  $(4,187,654) $  (474,710) $ 1,895,015
                                          ===========  ===========  ===========
Historical:
  Net income (loss) per share...........  $     (1.54) $      (.16) $       .09
                                          ===========  ===========  ===========
Weighted average shares outstanding.....    2,719,262    3,041,384   20,403,230
                                          ===========  ===========  ===========
Supplementary:
  Net income (loss) per share...........  $      (.17) $       .01  $       .09
                                          ===========  ===========  ===========
Weighted average shares outstanding.....   16,488,994   20,193,694   20,403,230
                                          ===========  ===========  ===========

See Notes to Consolidated Financial Statements.

                              CITRIX SYSTEMS, INC.

          CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
                STOCK AND COMMON SHAREHOLDERS' EQUITY (DEFICIT)

                                                              REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                ------------------------------------------------------------------------------------------------
                                       SERIES A                SERIES B                 SERIES C                 SERIES D
                                -----------------------  ----------------------  -----------------------  ----------------------
                                  SHARES      AMOUNT       SHARES      AMOUNT      SHARES      AMOUNT       SHARES      AMOUNT
                                ----------  -----------  ----------  ----------  ----------  -----------  ----------  ----------
Balance at
December 31,
1992............                 3,039,000  $ 3,464,654   2,431,200  $3,151,921   3,455,173  $ 5,010,000         --   $      --
Exercise of
stock options...
Issuance of
Series D
redeemable
convertible
preferred stock
for cash and
conversion of
notes payable...                                                                                           1,912,040   3,537,276
Accretion to
redemption
value...........                                667,700                 408,174                  390,237
Net loss........
                                ----------  -----------  ----------  ----------  ----------  -----------  ----------  ----------
Balance at
December 31,
1993............                 3,039,000    4,132,354   2,431,200   3,560,095   3,455,173    5,400,237   1,912,040   3,537,276
Exercise of
stock options...
Issuance of
Series D
redeemable
convertible
preferred stock
for cash and
conversion of
notes payable...                                                                                             682,128   1,261,937
Accretion to
redemption
value...........                                311,806                 196,486                  208,149
                                ----------  -----------  ----------  ----------  ----------  -----------  ----------  ----------
Balance at
December 31,
1994............                 3,039,000    4,444,160   2,431,200   3,756,581   3,455,173    5,608,386   2,594,168   4,799,213
Exercise of
stock options...
Repurchase and
cancellation of
common stock
previously
issued..........
Accretion to
redemption
value...........                             10,275,789               7,788,333               10,303,373               6,167,449
Restoration of
previous
accretion.......                            (11,680,949)             (8,505,914)             (10,901,759)             (6,167,449)
Exercise of
warrants........                                                                     66,661          450
Issuance of
common stock
through public
offering (net of
offering costs
of $4,237,717)..
Conversion of
preferred stock
to common stock.                (3,039,000)  (3,039,000) (2,431,200) (3,039,000) (3,521,834)  (5,010,450) (2,594,168) (4,799,213)
Net income......
                                ----------  -----------  ----------  ----------  ----------  -----------  ----------  ----------
Balance at
December 31,
1995............                       --   $       --          --   $      --          --   $       --          --   $      --
                                ==========  ===========  ==========  ==========  ==========  ===========  ==========  ==========



                                       COMMON SHAREHOLDERS' EQUITY (DEFICIT)
                               ----------------------------------------------
                                  COMMON STOCK      ADDITIONAL
                               -------------------    PAID-IN    ACCUMULATED
                                 SHARES    AMOUNT     CAPITAL      DEFICIT
                               ----------  -------  -----------  ------------
Balance at
December 31,
1992............                  958,022  $   958  $       --   $(11,933,009)
Exercise of
stock options...                  193,954      194       16,189
Issuance of
Series D
redeemable
convertible
preferred stock
for cash and
conversion of
notes payable...
Accretion to
redemption
value...........                                        (16,189)   (1,449,922)
Net loss........                                                   (2,721,543)
                               ----------  -------  -----------  ------------
Balance at
December 31,
1993............                1,151,976    1,152          --    (16,104,474)
Exercise of
stock options...                1,022,390    1,022      103,532
Issuance of
Series D
redeemable
convertible
preferred stock
for cash and
conversion of
notes payable...
Accretion to
redemption
value...........                                       (103,532)     (612,909)
Net income......                                                      241,731
                               ----------  -------  -----------  ------------
Balance at
December 31,
1994............                2,174,366    2,174          --    (16,475,652)
Exercise of
stock options...                  313,276      313       48,636
Repurchase and
cancellation of
common stock
previously
issued..........                  (35,000)     (35)      (4,821)
Accretion to
redemption
value...........                                        (29,360)  (34,505,584)
Restoration of
previous
accretion.......                                        170,381    37,085,690
Exercise of
warrants........
Issuance of
common stock
through public
offering (net of
offering costs
of $4,237,717)..                5,750,000    5,750   38,881,533
Conversion of
preferred stock
to common stock.               15,448,274   15,449   15,872,214
Net income......                                                    1,895,015
                               ----------  -------  -----------  ------------
Balance at
December 31,
1995............               23,650,916  $23,651  $54,938,583  $(12,000,531)
                               ==========  =======  ===========  ============



See Notes to Consolidated Financial Statements.

                              CITRIX SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                             1993         1994        1995
                                          -----------  ----------  -----------
OPERATING ACTIVITIES
Net income (loss).......................  $(2,721,543) $  241,731  $ 1,895,015
Adjustments to reconcile net income
 (loss) to net cash provided (used) by
 operating activities:
  Depreciation and amortization.........       21,496      55,368      185,157
  Provision for doubtful accounts.......      479,561      61,000      241,253
  Changes in operating assets and
   liabilities:
   Accounts receivable..................     (953,237)   (491,332)  (1,114,286)
   Inventories..........................         (314)    (90,161)     (65,176)
   Prepaid expenses.....................        4,409     (85,345)    (130,003)
   Other assets.........................          --         (361)     (59,941)
   Interest on note receivable from
    officer.............................      (13,165)     (7,294)      (8,090)
   Deferred revenue.....................      100,000     (28,543)     609,310
   Deferred revenue on contract with
    shareholder.........................          --      336,663      204,337
   Accounts payable.....................       27,394     (49,042)     256,087
   Accrued royalties and other accounts
    payable to shareholder..............          --      356,440      165,077
   Income taxes payable.................          --          --        93,100
   Other accrued expenses...............      147,830     178,761      526,970
                                          -----------  ----------  -----------
Net cash provided (used) by operating
 activities.............................   (2,907,569)    477,885    2,798,810
INVESTING ACTIVITIES
Purchases of property and equipment.....      (31,960)    (87,827)     (62,282)
Proceeds from sale of property and
 equipment..............................          --       21,092          --
                                          -----------  ----------  -----------
Net cash used in investing activities...      (31,960)    (66,735)     (62,282)
FINANCING ACTIVITIES
Net proceeds from issuance of common
 stock..................................       16,383     104,554   38,936,681
Repurchase of common stock previously
 issued.................................          --          --        (4,856)
Proceeds from sale of preferred stock...    2,034,276     353,667          --
Proceeds from line of credit............          --       25,000      600,000
Payment on line of credit...............          --      (25,000)    (600,000)
Payments on capital lease obligations...          --      (22,727)    (109,643)
Proceeds from issuance of notes payable.    1,658,270         --           --
                                          -----------  ----------  -----------
Net cash provided by financing
 activities.............................    3,708,929     435,494   38,822,182
                                          -----------  ----------  -----------
Increase in cash and cash equivalents...      769,400     846,644   41,558,710
Cash and cash equivalents at beginning
 of year................................      296,737   1,066,137    1,912,781
                                          -----------  ----------  -----------
Cash and cash equivalents at end of
 year...................................  $ 1,066,137  $1,912,781  $43,471,491
                                          ===========  ==========  ===========

Continued on next page.

                             CITRIX SYSTEMS, INC.

SUPPLEMENTAL CASH FLOW INFORMATION

  The Company paid interest of approximately $26,000, $13,000 and $36,000 during the years ended December 31, 1993, 1994 and 1995, respectively.

                                                    YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                   1993       1994      1995
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES  ----------- --------- ---------
Property and equipment acquired under capital
 lease......................................... $       --  $ 154,387 $ 211,338
                                                =========== ========= =========
Conversion of notes payable to Series D
 redeemable convertible preferred stock........ $ 1,503,000 $ 908,270 $     --
                                                =========== ========= =========

See Notes to Consolidated Financial Statements.

                             CITRIX SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ORGANIZATION

  Citrix Systems, Inc. (the Company), a Delaware corporation, was founded on April 17, 1989 for the purpose of designing, developing and selling personal computer-based operating system software. Customers for the Company's products span a broad range of industries. The Company markets its products through multiple indirect channels such as distributors, value-added resellers and original equipment manufacturers, primarily in the United States and in Europe.

  During 1995, the Company formed a wholly-owned subsidiary, Citrix Systems U.K. Limited, a United Kingdom corporation, for the purpose of expanding its European presence.

2. SIGNIFICANT ACCOUNTING POLICIES

 Consolidation Policy

  The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiary. All significant transactions between the Company and its subsidiary have been eliminated in consolidation.

 Cash and Cash Equivalents

  For the purposes of the consolidated statements of cash flows, cash and cash equivalents include marketable securities which are primarily money market funds, treasury bills and commercial paper consisting of various instruments with original maturities of three months or less. The cost associated with such securities approximates fair market value. The Company minimizes its credit risk associated with cash and cash equivalents by using high quality credit instruments.

 Accounts Receivable

  Substantially all of the Company's accounts receivable are due from distributors and value-added resellers of microcomputer software. Collateral is not required. Credit losses are provided for in the consolidated financial statements and have been within management's expectations.

 Inventories

  Inventories, consisting primarily of finished goods, are stated at the lower of cost (determined by the first-in, first-out method) or market.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Assets under capital lease are amortized over the shorter of the asset life or the remaining lease term. Amortization of assets under capital lease is included in depreciation expense.

 Revenue Recognition

  The Company recognizes revenue in accordance with Statement of Position
(SOP) 91-1, "Software Revenue Recognition," issued by the American Institute of Certified Public Accountants (AICPA).

  Revenue from product sales is recognized upon product shipment only if no significant Company obligations remain and collection of the resulting receivable is deemed probable. Revenue from advance

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

payments of license revenue and fees from products licensed to original equipment manufacturers is recognized when all significant obligations of performance under the terms of the license agreement have been completed and any amounts received are no longer refundable; in the event that advance payments are not received, revenue is recognized when collectibility is reasonably assured. Revenue from fees representing charges to third parties to incorporate the Company's products into their systems, and fees for research and development services integral to facilitating licensing arrangements are recognized as development efforts are completed or contract milestones are achieved.

  The Company provides most of its distributors and resellers with product return rights for stock balancing and price protection rights. Stock balancing rights permit distributors and resellers to return products to the Company for credit within specified limits and subject to ordering an equal amount of the Company's products. Price protection rights require that the Company grant retroactive price adjustments for inventories of the Company's products held by distributors or resellers if the company lowers its prices for such products. Reserves for product returns amounted to approximately $297,000 and $609,000 at December 31, 1994 and 1995, respectively. The Company has not and has no plan to reduce its prices for inventory currently held by distributors or resellers; accordingly, there are no reserves for price protection at December 31, 1994 and 1995. Revenue from training programs and software maintenance, service and support arrangements totaling $0, $283,365 and $591,368 for the years ended December 31, 1993, 1994 and 1995, respectively, is recognized when the services are provided. Such items are included in net revenue. The costs of providing training and services are included in sales, marketing and support expenses.

 Royalty Expense

  The Company is a party to licensing agreements with various entities which require no minimum payment commitment and give the Company the right to use certain software object code in the development of its products in exchange for the payment of certain amounts based upon the sales of the related products. The licensing agreements have terms ranging from one to five years, and include renewal options. Royalty expense related to these agreements is included in cost of sales.

 Advertising Expense

  Effective January 1, 1995, the Company adopted SOP 93-7, "Reporting on Advertising Costs," issued by the AICPA. Adoption of SOP 93-7 had no effect on the consolidated financial statements.

  The Company expenses advertising costs as incurred. The Company recognized advertising expenses of $150,000, $300,000 and $576,000 during the years ended December 31, 1993, 1994 and 1995, respectively. These amounts are included in sales, marketing and support expenses. The Company did not incur any direct response advertising cost, as defined by SOP 93-7, during 1995.

 Income Taxes

  Effective January 1, 1993, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes." Adoption of FASB Statement No. 109, as of January 1, 1993, had no material effect on income from continuing operations and did not require any cumulative effect adjustments.

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Software Development Costs

  FASB No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed" requires software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Capitalizable software development costs have not been significant and have been expensed as incurred.

 Risks and Uncertainties

  The Company's operating results and financial condition have varied and may in the future vary significantly depending on a number of factors. The following factors may have a material adverse effect upon the Company's business, results of operations and financial conditions.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial position and results of operations taken as a whole, the actual amount of such estimates when known may vary from these estimates.

 Reliance Upon Strategic Relationship

  A shareholder is the leading provider of desktop operating systems. The Company is dependent upon the license of certain key technology from this shareholder including certain source and object code licenses, technical support and other materials. The Company is also dependent on its strategic alliance agreement with this shareholder which provides for cooperation in the development of technologies for advanced operating systems, and the promotion of advanced application program interfaces.

 Product Concentration

  The Company anticipates that one of its product technologies and future derivative products and product lines based upon this technology, if any, will constitute a majority of its revenue for the foreseeable future. The Company may experience declines in demand for products based on this technology, whether as a result of new competitive product releases, price competition, lack of success of its strategic partners, technological change or other factors.

 Accounting for Stock-Based Compensation

  In October 1995, FASB issued Statement of Financial Accounting Standard
(SFAS) No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for nonemployee transactions for transactions entered into after December 15, 1995. The new standard defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the consolidated financial statements proforma net income and per share amounts as if the Company had applied the new method of accounting. Additionally, SFAS No. 123 requires increased disclosure for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements.

  The Company has not had any transactions which would require it to elect or change the method of reporting such options or to disclose the effect of such change, if any. Accordingly, the Company has not yet determined if it will elect to change its method of accounting for the issuance of stock options and other equity instruments to the fair value method, nor has it determined the effect the new standard will have on its operating results and per share results should it elect to make such a change.

 Net Income (Loss) Per Share

  Historical net income (loss) per share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods, after giving effect to the conversion of the Redeemable Convertible Preferred Stock (described in Note 6) into an aggregate of 15,359,388 shares of Common Stock as though it occurred at the beginning of 1995. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the Company's initial public offering price during the 12 months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented. Dilutive common stock equivalents consist of warrants and stock options (calculated using the modified treasury stock method in 1993 and 1994, and the treasury stock method in 1995). All common share and per share data, except par value per share, have been retroactively adjusted to reflect the two-for-three stock split of the Company's Common Stock effective December 7, 1995 and the two-for-one stock split discussed in Note 14. Supplementary net income (loss) per share is computed in the same manner as historical net income (loss) per share adjusted for the aforementioned conversion of the Redeemable Convertible Preferred Stock as though the conversion had occurred at the beginning of each period or at the date of issuance, if later.

3. OTHER ACCRUED EXPENSES

  Other accrued expenses consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1994      1995
                                                            -------- ----------
   Accrued employee benefits............................... $250,908 $  624,950
   Accrued sales commissions...............................  105,049    120,391
   Accrued cooperative advertising.........................   79,966    226,528
   Other...................................................  174,585    165,609
                                                            -------- ----------
                                                            $610,508 $1,137,478
                                                            ======== ==========

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995

4. NOTES PAYABLE

  During 1992, the Company issued $753,000 of short-term bridge notes, due on demand, with interest at 7%, and convertible into preferred stock at $1.85 per share. During 1993, the Company issued an additional $750,000 of short-term bridge notes with similar terms.

  On February 26, 1993, all of the previously issued short-term bridge notes were converted into the Company's Series D Redeemable Convertible Preferred Stock, at a conversion price of $1.85 per share. On November 30, 1993, the Company issued $908,270 of short-term bridge notes due on demand with interest at 7%. On February 28, 1994, these notes were converted into Series D Redeemable Convertible Preferred Stock at a conversion price of $1.85 per share.

5. WORKING CAPITAL AND LEASE CREDIT LINES

  The Company has a working capital credit line aggregating $2,000,000 at December 31, 1995 with a bank which is a shareholder of the Company. Borrowings under this line of credit are payable on demand and are limited to a percentage of eligible receivables. The Company is required to pay the bank a commitment fee equal to .5% per annum of the daily average unused portion of the line of credit. The interest rate on borrowings is computed at the greater of the bank's prime rate plus 1.5% or the overnight federal funds rate plus 2.0%. Borrowings under the line of credit are secured by substantially all of the Company's assets and are subject to the Company meeting certain performance and restrictive covenants, including the requirement that all dividend payments must be approved by the bank. During the years ended December 31, 1994 and 1995, the Company borrowed a total of $25,000 and $600,000, respectively, on the line of credit. No borrowings under this arrangement were outstanding at December 31, 1994 and 1995. This arrangement matures on February 28, 1997.

  The Company has available a $500,000 lease credit facility with the same bank. During the years ended December 31, 1993, 1994 and 1995, the Company leased approximately $0, $101,000, and $211,000, respectively, of computer equipment and software, under the terms of this facility. The leases are collateralized by the related equipment. These leases have been accounted for as capitalized lease obligations and are for a term of 30 months. An average interest rate of 9.5% is implicit in the leases.

  Future minimum lease payments under all of the Company's capitalized lease obligations are as follows:

   Year ended December 31,
   -----------------------
     1996............................................................ $160,712
     1997............................................................   90,527
     1998............................................................    6,574
                                                                      --------
                                                                       257,813
   Imputed interest..................................................  (24,458)
                                                                      --------
   Present value of obligations under capital leases for financial reporting purposes...............................................  233,355
   Less current maturities........................................... (144,976)
                                                                      --------
   Long-term capital lease obligations............................... $ 88,379
                                                                      ========

  The related computer equipment is included in property and equipment, and the related amortization is included in depreciation expense.

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND RELATED WARRANTS

  The Company issued an aggregate 1,912,040 and 682,128 shares of Series D Redeemable Convertible Preferred Stock during 1993 and 1994, respectively. These shares were sold at $1.85 per share in exchange for the following:

                                                             1993       1994
                                                          ---------- ----------
     Cash................................................ $2,034,276 $  353,667
     Conversion of short-term bridge notes...............  1,503,000    908,270
                                                          ---------- ----------
                                                          $3,537,276 $1,261,937
                                                          ========== ==========

  No shares of preferred stock were issued during 1995. Prior to October 1995, the carrying value of the Company's Redeemable Convertible Preferred Stock (the Preferred Stock) was equal to the original issuance proceeds from the various series plus periodic accretions to redemption value. In October 1995, the terms of the Preferred Stock were amended to provide that the redemption price be equal to the original purchase price of the Preferred Stock plus any declared Preferred Stock dividends. As a result of this amendment, the Company restored all previously accreted amounts.

  On December 7, 1995, all outstanding preferred stock was converted into the Company's Common Stock at a ratio of three shares of preferred stock for four shares of Common Stock (adjusted to reflect the stock splits discussed in Note
14).

  Dividends on all series of the Preferred Stock are determined solely by the Board of Directors and are noncumulative. No dividends have been declared as of December 31, 1995.

  The Company has issued warrants to purchase 48,000 shares of Series B Redeemable Convertible Preferred Stock at an exercise price of $1.25 per share, warrants to purchase 27,586, 25,966 and 51,928 shares of Series C Redeemable Convertible Preferred Stock at an exercise price of $1.45 per share. The warrants expire on June 7, 1998, March 13, 2000, November 2, 1997 and January 25, 1998, respectively. Upon the consummation of the Company's initial public offering and the automatic conversion of the Redeemable Convertible Preferred Stock, the warrants became exercisable on a four-for-three basis into the Company's Common Stock (adjusted to reflect the stock splits discussed in Note 14) at an exercise price of $.94 per common share for the Series B warrants and $1.09 per common share for the Series C warrants. The exercise price of the outstanding warrants is subject to adjustment in the event of recapitalizations, reorganizations, stock splits and combinations and in the event of dilutive issuances of capital stock by the Company.

  On December 7, 1995, 77,914 warrants to purchase Series C Redeemable Convertible Preferred Stock were exercised, of which 77,604 warrants were exercised on a net basis to obtain 68,350 shares of Preferred Stock. Upon the automatic conversion of the Preferred Stock into Common Stock, the Company issued 88,886 shares of Common Stock to the former warrant holders.

7. SHAREHOLDERS' EQUITY

 Stock Options

  The Company's 1995 Stock Plan (the 1995 Plan) was adopted by the Board on September 28, 1995 and approved by the Company's stockholders in October 1995. The 1995 Plan provides for the issuance of a maximum of 6,000,000 shares of Common Stock, plus, effective January 1, 1997 and each year thereafter, a number of shares of Common Stock equal to 5% of the total number of shares of Common Stock issued and outstanding as of December 31 of the preceding year, up to a maximum of 10,000,000 shares. Under the terms

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
7. SHAREHOLDERS' EQUITY (CONTINUED)

of the 1995 Plan, the Company is authorized to grant incentive stock options
(ISOs) and nonqualified stock options (NSOs), make stock awards, and provide the opportunity to purchase stock to employees, directors and officers and consultants of the Company. Under the 1995 Plan, ISOs may be granted at exercise prices no less than market value at the date of grant, except for ISOs' granted to employees who own more than 10% of the Company's combined voting power, for which the exercise prices will be no less than 110% of the market value at the date of grant. NSOs stock awards or stock purchases may be granted or authorized, as applicable, at prices no less than the minimum legal consideration required. ISOs and NSOs expire ten years from the date of grant. All options are exercisable upon vesting. The options vest at a rate of 25.00% of the shares underlying the option one year from the date of grant and at 2.08% monthly thereafter. As of December 31, 1995, 30,000 options have been granted under the 1995 Plan of which none were vested.

  The 1995 Employee Stock Purchase Plan (the 1995 Purchase Plan) was adopted by the Board of Directors on September 28, 1995 and approved by the Company's stockholders in October 1995. The 1995 Purchase Plan took effect upon completion of the Company's initial public offering. The 1995 Purchase Plan provides for the issuance of a maximum of 1,500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. All employees of the Company, whose customary employment is 20 hours or more per week and more than 5 months in any calendar year and who have completed at least 1 year of employment are eligible to participate in the 1995 Purchase Plan. Employees who would immediately after the grant own 5% or more of the Company's Common Stock and directors who are not employees of the Company may not participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than 1% nor more than 5% of a participant's total cash compensation) from his or her pay during six-month periods (each a Plan Period), the first such period to commence upon the date of the Company's initial public offering and to end on the last market trading day on or before June 30, 1996. The maximum number of shares of Common Stock an employee may purchase in any Plan Period is 2,000 shares subject to certain other limitations. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the 1995 Purchase Plan at anytime or upon termination of employment. No options have been granted to date under the 1995 Purchase Plan.

  The 1995 Non-Employee Director Stock Option Plan (the Director Option Plan) was adopted by the Board of Directors on September 28, 1995 and approved by the Company's stockholders in October 1995. The Director Option Plan provides for the grant of options to purchase a maximum of 600,000 shares of Common Stock of the Company to nonemployee directors of the Company.

  Under the Director Option Plan, each director who is not also an employee of the Company and who is first elected as a director after the date of the Company's initial public offering will receive, upon the date of his or her initial election, an option to purchase 30,000 shares of Common Stock. Options granted under the Director Option Plan will vest as to 33.33% one year from the date of grant and will vest as to an additional 2.78% monthly thereafter. In addition, on each three-year anniversary of such director's first election to the Board of Directors, such director will receive an additional option to purchase 30,000 shares of Common Stock, vesting in accordance with the aforementioned schedule, provided that such director continues to serve on the Board of Directors at the time of grant. All options granted under the Director Option Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
7. SHAREHOLDERS' EQUITY (CONTINUED)

years from the date of grant. Options are exercisable to the extent vested only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company. No options have been granted to date under the Director Option Plan.

  On July 11, 1989, the Company adopted its 1989 Stock Option Plan (the 1989
Plan). The 1989 Plan, as amended, permitted the Company to grant ISOs and NSOs to purchase up to 4,209,424 shares of the Company's Common Stock. Under the 1989 Plan, options may be granted at exercise prices no less than market value at the date of grant as determined by the Board of Directors and, therefore, no compensation expense is recognized. All options are fully exercisable from the date of grant and are subject to a repurchase option in favor of the Company which lapses as to 25.00% of the shares underlying the option one year from the date of grant and as to 2.08% monthly thereafter. If the purchaser of stock pursuant to the 1989 Plan is terminated from employment with the Company, the Company has the right and option to purchase from the employee, at the price paid for the shares by the employee, the number of unvested shares at the date of termination. As of December 31, 1993, 1994 and 1995, 2,429,334, 2,317,316 and 2,298,484 options, respectively, were exercisable. As of December 31, 1993, 1994 and 1995, 968,322, 1,438,930 and 1,946,606 options, respectively, which have been exercised or are exercisable, were vested. The Company does not intend to grant any additional options under the 1989 Plan.

  During the years ended December 31, 1993, 1994 and 1995, the following represents the activity under all of the Company's stock option plans:

                                                       NUMBER
                                                         OF         EXERCISE
                                                      OPTIONS        PRICE
                                                     ----------  --------------
   Options outstanding at December 31, 1992.........  1,734,668  $0.075--$0.109
     Options granted during 1993....................  1,106,666  $0.109--$0.139
     Options forfeited during 1993..................   (218,046) $0.075--$0.139
     Options exercised during 1993..................   (193,954) $0.075--$0.109
                                                     ----------
   Options outstanding at December 31, 1993.........  2,429,334  $0.075--$0.139
     Options granted during 1994....................    975,334  $0.139--$0.750
     Options forfeited during 1994..................    (64,962) $0.075--$0.139
     Options exercised during 1994.................. (1,022,390) $0.075--$0.139
                                                     ----------
   Options outstanding at December 31, 1994.........  2,317,316  $0.075--$0.750
     Options granted during 1995....................    504,526  $1.500--$7.500
     Options forfeited during 1995..................   (210,028) $0.139--$3.750
     Options exercised during 1995..................   (313,330) $0.075--$2.250
                                                     ----------
   Options outstanding at December 31, 1995.........  2,298,484  $0.075--$3.750
                                                     ==========

 COMMON STOCK

  The following shares of Common Stock have been reserved for future issuance:

   Upon exercise of warrants........................................    100,782
   Upon exercise of stock options outstanding or available for grant........................................................... 10,368,484
                                                                     ----------
                                                                     10,469,266
                                                                     ==========

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
7. SHAREHOLDERS' EQUITY (CONTINUED)

  In December 1995, the Company issued an additional 5,750,000 shares in connection with the initial public offering of its Common Stock.

 Preferred Stock

  The Company is authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share. The Company has no present plans to issue such shares.

8. COMMITMENTS

  The Company leases certain office space, equipment and software under various noncancelable operating leases. Certain of these leases contain stated escalation clauses while others contain renewal options.

  Rental expense for the years ended December 31, 1993, 1994 and 1995 totaled approximately $396,000, $416,000 and $327,000, respectively. Lease commitments under these noncancelable operating leases for the years ended December 31 are as follows:

   1996............................................................... $408,167
   1997...............................................................   48,459
   1998...............................................................   16,512
   1999...............................................................   16,512
                                                                       --------
   Total future minimum lease payments................................ $489,650
                                                                       ========

  Included in the above are amounts pursuant to lease agreements with an entity that holds warrants to purchase 100,782 shares of Common Stock of the Company for approximately $100,000. Rent expenses attributed to the leases amounted to approximately $140,000, $127,000 and $113,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Lease commitments to this entity for the years ended December 31, included in the above table, are as follows: 1996--$79,847; 1997--$25,803.

9. INCOME TAXES

  Income tax expense consists of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                             1993  1994   1995
                                                             ----- ----- -------
Current federal............................................. $ --  $ --  $93,100
                                                             ===== ===== =======

  At December 31, 1995, the Company had net operating loss carryforwards of approximately $8,960,000 available for income tax purposes that expire in years 2006 through 2008. In addition, the Company had tax credits of $496,000 that expire in years 2004 through 2010 and $93,100 of tax credits that have no expiration date.

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995
9. INCOME TAXES (CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  The significant components of the Company's deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
Deferred tax assets:
Net operating loss carryforwards...................... $ 4,746,000  $ 3,400,000
Tax credits...........................................     439,000      589,000
Revenue deferred for book but not for tax purposes....     155,000      464,000
Accounts receivable allowances........................     176,000      383,000
Other.................................................     180,000      236,000
                                                       -----------  -----------
                                                         5,696,000    5,072,000
Less valuation allowance for deferred tax assets......  (5,696,000)  (5,072,000)
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

  The net change in the valuation allowance for the years ended December 31, 1994 and 1995 consisted of a decrease of $36,000 and $624,000, respectively.

  Due to the net operating loss carryforward, there is no provision for income taxes for the years ended December 31, 1993 and 1994. The differences between the provision for income taxes and the amount which results from applying the federal and state statutory tax rate of 34% and 4%, respectively, to income
(loss) before income taxes are as follows:

                                                 YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1993       1994       1995
                                              ----------  ---------  ---------
Income tax expense (benefit) at statutory
 rate........................................ $ (925,325) $  82,189  $ 675,959
State income tax expense (benefit), net......   (108,862)     9,669     79,525
Meals and entertainment not deductible for
 tax purposes................................      3,063     13,598     19,812
Recognized benefit of net operating loss
 carryforwards...............................        --    (105,456)  (682,196)
Unrecognized benefit of net operating loss
 carryforwards...............................  1,031,124        --         --
                                              ----------  ---------  ---------
                                              $      --   $     --   $  93,100
                                              ==========  =========  =========

10. BENEFIT PLAN

  The Company has a 401(k) benefit plan allowing an employee to contribute up to a maximum of 15% of gross salary, limited to the maximum allowed by the Internal Revenue Service. To date, the Company has made no contributions to the Plan.

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995

11. SIGNIFICANT CUSTOMERS

  The Company had net revenue attributed to individual customers in excess of 10% of total net sales as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1993      1994      1995
                                                   -------   -------   -------
Customer A........................................       5%       27%       22%
Customer B........................................      20        26         6

12. RELATED PARTY TRANSACTIONS

  The Company has entered into an agreement to provide products and engineering support to an entity which is a stockholder of the Company. The Company received $520,000 and $296,000 of minimum royalties and engineering fees from the entity during the years ended December 31, 1994 and 1995, respectively, of which $337,000 and $541,000 is included in deferred revenue at December 31, 1994 and 1995, respectively. There were no such royalties and engineering fees in 1993.

  An entity which held a greater than 5% interest in the Company at December 31, 1994 and 1995 is a party to one of the licensing agreements discussed in
Note 2. The Company recognized $232,000, $531,000 and $962,000 of royalty expense in cost of sales and $332,000, $296,000 and $60,000 of offsetting royalty credits in net revenue in the years ended December 31, 1993, 1994 and 1995, respectively, and has accrued royalties and other accounts payable of $0, $356,000 and $521,000 at December 31, 1993, 1994 and 1995, respectively, in connection with this agreement.

  During 1991 and 1992, the Company advanced an aggregate $100,000 to an officer who is also a shareholder. This note is evidenced by a promissory note and bears interest at 6.73% with principal and interest due in August 1996. The note is secured by 213,334 shares of Common Stock of the Company. The related accrued interest amounts to approximately $14,000, $21,000 and $29,000 at December 31, 1993, 1994 and 1995, respectively.

  During 1993, the Company entered into a consulting agreement with a director of the Company. The Company paid the director approximately $130,000, $10,000 and $0 during the years ended December 31, 1993, 1994 and 1995, respectively, for management consulting services pursuant to this agreement. At December 31, 1994 and 1995, no amounts were owed to the director under this agreement.

13. INFORMATION RELATING TO EXPORT REVENUE

  Export revenue representing shipments of finished goods and services provided to international customers, by geographical area are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1993      1994       1995
                                                  -------- ---------- ----------
Europe........................................... $168,495 $1,439,631 $1,678,454
Pacific Rim......................................  141,440    552,909    637,912
Other............................................  153,048    261,851    350,747
                                                  -------- ---------- ----------
                                                  $462,983 $2,254,391 $2,667,113
                                                  ======== ========== ==========

                             CITRIX SYSTEMS, INC.

                               DECEMBER 31, 1995

14. STOCK SPLITS

  In September 1995, the Board of Directors approved an increase in authorized Common Stock from 16,750,000 shares, $0.001 par value per share to 30,000,000 shares, $0.001 par value per share. In October 1995, the Company declared a two-for-three stock split effective December 7, 1995.

  On May 17, 1996, the shareholders approved an increase in authorized Common Stock from 30,000,000 shares, $0.001 par value per share to 60,000,000 shares, $0.001 par value per share. On May 17, 1996, the Board of Directors declared a two-for-one stock split in the form of a stock dividend to be paid on or about June 4, 1996 to stockholders of record of the Company's Common Stock on May 28, 1996. The number of options issuable and previously granted and their respective exercise prices under the Company's stock option plans have been proportionately adjusted to reflect this stock split.

  The accompanying consolidated financial statements have been retroactively restated to reflect these stock splits.

                              CITRIX SYSTEMS, INC.

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                                    MARCH 31,
                                                                      1996
                                                                   -----------
ASSETS
Current assets:
 Cash and cash equivalents........................................ $46,476,354
 Accounts receivable, net of allowances of $1,332,971.............   3,427,370
 Inventories......................................................     326,237
 Prepaid expenses.................................................     415,367
 Other current assets.............................................     248,146
                                                                   -----------
Total current assets..............................................  50,893,474
Property and equipment, net.......................................     368,153
                                                                   -----------
                                                                   $51,261,627
                                                                   ===========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
 SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................................. $   592,607
 Accrued royalties and other accounts payable to shareholder......     684,305
 Other accrued expenses...........................................   1,651,434
 Deferred revenue.................................................   1,206,869
 Deferred revenue on contract with shareholder....................     541,000
 Current portion of capital lease obligations payable to related
  parties.........................................................     148,007
 Income taxes payable.............................................     494,392
                                                                   -----------
Total current liabilities.........................................   5,318,614
Long-term portion of capital lease obligations payable to related
 parties..........................................................      65,814
                                                                   -----------
Total liabilities.................................................   5,384,428
Shareholders' equity:
 Preferred Stock at $.01 par value--5,000,000 shares authorized,
  none issued and outstanding.....................................         --
 Common stock at $.001 par value--30,000,000 shares authorized;
  and 23,698,616 issued and outstanding ..........................      23,699
 Additional paid-in capital.......................................  55,000,598
 Accumulated deficit..............................................  (9,147,098)
                                                                   -----------
Total shareholders' equity........................................  45,877,199
                                                                   -----------
                                                                   $51,261,627
                                                                   ===========

See Notes to Unaudited Condensed Consolidated Financial Statements.

                              CITRIX SYSTEMS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED MARCH 31,
                                                  ------------------------------
                                                       1995           1996
                                                  --------------  --------------
Net revenues..................................... $    2,685,869  $   7,771,663
Cost of goods sold...............................        398,574        979,943
                                                  --------------  -------------
Gross margin.....................................      2,287,295      6,791,720
Operating expenses:
  Research and development.......................        552,938        903,829
  Sales, marketing and support...................      1,460,978      2,486,911
  General and administrative.....................        285,445        860,726
                                                  --------------  -------------
Total operating expenses.........................      2,299,361      4,251,466
                                                  --------------  -------------
Income (Loss) from operations....................        (12,066)     2,540,254
Other income, net................................          9,298        561,325
                                                  --------------  -------------
Net income (loss) before income taxes............         (2,768)     3,101,579
Income taxes.....................................            --         248,146
                                                  --------------  -------------
Net income (loss)................................         (2,768)     2,853,433
Less redeemable convertible preferred stock
 accretion.......................................    (12,178,398)           --
                                                  --------------  -------------
Net income (loss) attributable to common shares.. $  (12,181,166) $   2,853,433
                                                  ==============  =============
Historical:
  Net income (loss) per share.................... $        (3.76) $         .11
                                                  ==============  =============
  Weighted average shares outstanding............      3,239,310     25,954,440
                                                  ==============  =============
Supplementary:
  Net income (loss) per share.................... $          --   $         .11
                                                  ==============  =============
  Weighted average shares outstanding............     18,598,698     25,954,440
                                                  ==============  =============

See Notes to Unaudited Condensed Consolidated Financial Statements.

                              CITRIX SYSTEMS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                THREE MONTHS ENDED MARCH 31,
                                                -----------------------------
                                                    1995            1996
                                                -------------- --------------
OPERATING ACTIVITIES
Net income (loss).............................. $      (2,768) $    2,853,433
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization................        35,364          57,907
  Provision for doubtful accounts..............       (83,234)        222,393
  Changes in operating assets and liabilities:
   Accounts receivable.........................       178,091      (1,423,404)
   Inventories.................................       (77,551)       (132,214)
   Prepaid expenses............................       (81,834)        (56,144)
   Other assets................................           --         (188,205)
   Interest on note receivable from officer....        (3,623)            --
   Deferred revenue............................       143,138         526,102
   Deferred revenue on contract with
    shareholder................................       204,337             --
   Accounts payable............................       124,792          46,341
   Accrued royalties and other accounts payable
    to shareholder.............................         3,808         162,788
   Income taxes payable........................           --          401,292
   Other accrued expenses......................        (7,592)        513,956
                                                -------------  --------------
Net cash provided by operating activities......       432,928       2,984,245
INVESTING ACTIVITY
Purchases of property and equipment............       (78,440)        (21,911)
                                                -------------  --------------
Net cash used in investing activity............       (78,440)        (21,911)
FINANCING ACTIVITIES
Net proceeds from issuance of common stock.....        18,788          62,063
Payments on capital lease obligations payable
 to related parties............................        (3,584)        (19,534)
                                                -------------  --------------
Net cash provided by financing activities......        15,204          42,529
                                                -------------  --------------
Increase in cash and cash equivalents..........       369,692       3,004,863
Cash and cash equivalents at beginning of
 quarter.......................................     1,912,781      43,471,491
                                                -------------  --------------
Cash and cash equivalents at end of quarter.... $   2,282,473  $   46,476,354
                                                =============  ==============
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING
 ACTIVITY
Property and equipment acquired under capital
 leases........................................ $      71,800  $          --
                                                =============  ==============

See Notes to Unaudited Condensed Consolidated Financial Statements.

                             CITRIX SYSTEMS, INC.

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown have been included. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and accompanying notes included elsewhere in this Prospectus.

2. SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. While the Company believes that such estimates are fair when considered in conjunction with the condensed consolidated financial position and results of operations taken as a whole, the actual amount of such estimates, when known, may vary from these estimates.

 Net Income (Loss) Per Share

  Historical net income (loss) per share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the Company's initial public offering (IPO) price during the twelve months immediately preceding the date of the initial filing of the Registration Statement related to the IPO have been included in the calculation of common shares and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented. Dilutive common stock equivalents consist of warrants and stock options calculated using the treasury stock method. All common share and per share data, except par value per share, have been retroactively adjusted to reflect the two-for-three stock split of the Company's Common stock effective December 7, 1995 and the two-for-one stock split to be paid on or about June 4, 1996 to stockholders of record of the Company's Common Stock on May 28, 1996.

  Supplementary net income (loss) per share is computed in the same manner as historical net income (loss) per share, after giving effect to the conversion of Redeemable Convertible Preferred Stock into an aggregate of 15,359,388 shares of Common Stock, which occurred in December 1995, as though it occurred at the beginning of 1995.

 Income Taxes

  The income taxes recorded in the three months ended March 31, 1996 have been computed based upon the Company's estimated annual effective tax rate for the fiscal year ending December 31, 1996, giving effect to the utilization of all of the Company's income tax operating loss carryforwards and tax credit carryforwards from prior periods.

     In this graphic, the Company's name "Citrix" is centered and underneath it is the phrase "Extending the Reach of Microsoft Windows(R)". In the upper left corner of the page is a large depiction of a Windows screen which illustrates the Company's Internet Home Page. On the right of such screen is the following statement: "The Citrix Internet Home Page demonstrates interactive access to windows applications over the Internet. The Company's customers, prospects and business partners access Citrix product information and demonstrations via the World Wide Web. Information contained on the Company's Web site shall not be deemed a part of this Prospectus."

     In the lower right corner of the page is a picture of the Company's WinFrame product line. On the left of such picture is the following statement:
"The WinFrame product family permits organizations to deploy advanced Windows applications without regard to type or location of client hardware platforms."

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICI-TATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Price Range of Common Stock...............................................   13
Capitalization............................................................   14
Selected Consolidated Financial Data......................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   24
Management................................................................   36
Certain Transactions......................................................   43
Principal and Selling Stockholders........................................   44
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   47
Underwriting..............................................................   48
Legal Matters.............................................................   49
Experts...................................................................   49
Additional Information....................................................   49
Index to Consolidated Financial Statements................................  F-1


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,398,664 SHARES

                                    [LOGO]


                                 COMMON STOCK

                                 ------------
                                  PROSPECTUS
                                 ------------

                               HAMBRECHT & QUIST

                         ROBERTSON, STEPHENS & COMPANY

                            NEEDHAM & COMPANY, INC.

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

      Registration fee................................................ $ 36,859
      NASD filing fee.................................................   17,500
      Nasdaq National Market listing fee..............................   11,190
      Printing and engraving expenses.................................  120,000
      Legal fees and expenses.........................................  150,000
      Accounting fees and expenses....................................   40,000
      Blue Sky fees and expenses (including legal fees)...............   12,000
      Transfer agent and registrar fees and expenses..................    2,500
      Directors and Officers liability insurance......................   17,500
      Miscellaneous...................................................   92,451
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

  The Company will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law and the Registrant's Restated Certificate of Incorporation and Restated By-Laws provide for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and 3.4, respectively, to the Company's Registration Statement on Form S-1 (No. 33-98542).

  The Company has entered into standard indemnification agreements with its officers and directors pursuant to which the Company has agreed to indemnify them with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

    (a) Issuances of Capital Stock.

  On November 2, 1992 and January 25, 1993, the Company issued warrants to purchase an aggregate of 77,894 shares of Series C Convertible Preferred Stock to certain existing stockholders at an exercise price per share of $1.45.

  On February 26, 1993, the Company sold an aggregate of 1,101,230 shares of Series D Redeemable Convertible Preferred Stock to certain new and existing stockholders for an aggregate purchase price of $2,037,276.

  On April 16, 1993, the Company sold an aggregate of 270,270 shares of Series D Redeemable Convertible Preferred Stock to certain new investors for an aggregate purchase price of $499,999.50.

  On June 11, 1993, the Company sold an aggregate of 540,540 shares of Series D Redeemable Convertible Preferred Stock to a new stockholder for an aggregate purchase price of $999,999.00.

  On February 28, 1994, the Company sold an aggregate of 682,128 shares of Series D Preferred Stock to certain new and existing stockholders for an aggregate purchase price of $1,261,937.

    (b) Certain Grants and Exercises of Stock Options.

  Since June 1, 1993 the Company has issued options under its 1989 Stock Plan, 1995 Stock Plan and the Director Option Plan to purchase an aggregate of 2,393,968 shares of Common Stock, exercisable at a weighted average price of $2.07.

  Since June 1, 1993, the Company has issued 1,526,594 shares of Common Stock upon the exercise of stock options.

  No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     --Form of Underwriting Agreement.
     3.1     --Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 of the Company's Registration
              Statement on Form S-1 ("Registration Statement
              No. 33-98542")).
     3.2     --Form of Amended and Restated Certificate of Incorporation
              (Incorporated by reference to Exhibit 3.2 of Registration
              Statement No. 33-98542).
     3.3     --By-Laws of the Company (Incorporated by reference to Exhibit 3.3 of Registration Statement No. 33-98542).
     3.4     --Form of Amended and Restated By-Laws of the Company
              (Incorporated by reference to Exhibit 3.4 of Registration
              Statement No. 33-98542).
     4.1     --Specimen certificate representing the Common Stock (Incorporated by reference to Exhibit 4.1 of Registration Statement No. 33-
              98542).
     5.1     --Opinion of Testa, Hurwitz & Thibeault, LLP.
    10.1     --1989 Stock Option Plan (Incorporated by reference to Exhibit
              10.1 of Registration Statement No. 33-98542).
    10.2     --1995 Stock Plan (Incorporated by reference to Exhibit 10.2 of
              Registration Statement
              No. 33-98542).
    10.3     --1995 Non-Employee Director Stock Option Plan (Incorporated by
              reference to Exhibit 10.3 of Registration Statement No. 33-
              98542).
    10.4     --1995 Employee Stock Purchase Plan, as amended (Incorporated by reference to Exhibit 10.4 of Registration Statement No. 33-
              98542).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.5     --OEM Software License Agreement between the Company and Digital
              Communications Associates, Inc., dated as of October 5, 1993
              (Incorporated by reference to Exhibit 10.5 of Registration
              Statement No. 33-98542).
    10.6     --Memorandum of Agreement between the Company and Digital
              Communications Associates, Inc., dated October 5, 1993
              (Incorporated by reference to Exhibit 10.6 of Registration
              Statement No. 33-98542).
    10.7     --First Addendum to OEM Software License Agreement between the
              Company and Digital Communications Associates, Inc., dated May
              25, 1994 (Incorporated by reference to Exhibit 10.7 of
              Registration Statement No. 33-98542).
    10.8     --Amendment No. 1 to OEM Software License Agreement between the
              Company and Digital Communications Associates, Inc., dated March
              23, 1995 (Incorporated by reference to Exhibit 10.8 of
              Registration Statement No. 33-98542).
    10.9     --Client/Server Software License Agreement between the Company and
              Insignia Solutions Inc., dated August 4, 1995 (Incorporated by reference to Exhibit 10.9 of Registration Statement No. 33-
              98542).
    10.10    --Microsoft Corporation Source Code Agreement between the Company and Microsoft Corporation dated November 15, 1989 (Incorporated by reference to Exhibit 10.10 of Registration Statement No. 33-
              98542).
    10.11    --Amendment No. 1 to the Source Code Agreement between Microsoft and the Company dated October 1, 1992 (Incorporated by reference to Exhibit 10.11 of Registration Statement No. 33-98542).
    10.12    --License Agreement for Microsoft OS/2 Version Releases 1.x, 2.x
              between the Company and Microsoft Corporation dated August 15,
              1990 (Incorporated by reference to Exhibit 10.12 of Registration
              Statement No. 33-98542).
    10.13    --Amendment No. 1 to the License Agreement between the Company and
              Microsoft Corporation dated August 15, 1990, Contract No. 5198-
              0228 dated May 6, 1991 (Incorporated by reference to Exhibit
              10.13 of Registration Statement No. 33-98542).
    10.14    --Amendment No. 2 to License Agreement between Microsoft
              Corporation and the Company for Microsoft OS/2 Version Releases
              1.X, 2.X, dated October 1, 1992 (Incorporated by reference to
              Exhibit 10.14 of Registration Statement No. 33-98542).
    10.15    --Amendment No. 3 to the License Agreement between the Company and
              Microsoft Corporation dated August 15, 1990, Contract No. 5198-
              0228 dated January 1, 1994 (Incorporated by reference to Exhibit
              10.15 of Registration Statement No. 33-98542).
    10.16    --Amendment No. 4 to the License Agreement between the Company and
              Microsoft Corporation dated August 15, 1990, dated January 31,
              1995 (Incorporated by reference to Exhibit 10.16 of Registration
              Statement No. 33-98542).
    10.17    --Strategic Alliance Agreement between the Company and Microsoft
              Corporation dated December 12, 1991 (Incorporated by reference to
              Exhibit 10.17 of Registration Statement No. 33-98542).
    10.18    --Software Development and License Agreement between the Company and Novell, Inc., dated June 15, 1992 (Incorporated by reference to Exhibit 10.18 of Registration Statement No. 33-98542).
    10.19    --Software Development and License Agreement between the Company and Novell, Inc., dated July 1, 1993 (Incorporated by reference to Exhibit 10.19 of Registration Statement No. 33-98542).
    10.20    --First Amendment to the Software Development and License
              Agreement between Novell, Inc., and the Company, dated March 7,
              1995 (Incorporated by reference to Exhibit 10.20 of Registration
              Statement No. 33-98542).
    10.21    --NetWare Client License Agreement between the Company and Novell,
              Inc., dated June 14, 1995 (Incorporated by reference to Exhibit
              10.21 of Registration Statement No. 33-98542).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.22    --Software License Agreement between the Company and Tektronix,
              Inc., dated September 23, 1994 (Incorporated by reference to
              Exhibit 10.22 of Registration Statement No. 33-98542).
    10.23    --Client Software License Agreement between the Company and Wyse
              Technology dated June 15, 1995 (Incorporated by reference to
              Exhibit 10.23 of Registration Statement No. 33-98542).
    10.24    --Client/Server Software License Agreement between the Company and
              Zenith Data Systems Corporation dated June 21, 1995 (Incorporated by reference to Exhibit 10.24 of Registration Statement No. 33-
              98542).
    10.25    --Series D Preferred Stock Purchase Agreement between the Company and the parties thereto, dated February 26, 1993 (Incorporated by reference to Exhibit 10.25 of Registration Statement No. 33-
              98542).
    10.26    --Form of Indemnification Agreement (Incorporated by reference to
              Exhibit 10.26 of Registration Statement No. 33-98542).
    11.1     --Computation of per share earnings (losses).
    23.1     --Consent of Ernst & Young LLP.
    23.2     --Consent of Testa, Hurwitz & Thibeault (included in Exhibit 5.1).
    24.1     --Power of Attorney (see page II-5)
    27       --Financial Data Schedule.

- --------
  (b) Financial Statement Schedules:

                                                                    SEQUENTIAL
                                                                     PAGE NO.
                                                                    ----------
   Report of Independent Certified Public Accountants on Financial
    Statement Schedule.............................................    S-1
   Schedule II--Valuation and Qualifying Accounts..................    S-2

  All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore, have been omitted.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Springs, Florida, on May 23, 1996.

                                          Citrix Systems, Inc.

                                                   /s/ Roger W. Roberts
                                          By: _________________________________
                                              ROGER W. ROBERTS PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

                       POWER OF ATTORNEY AND SIGNATURES

  We, the undersigned officers and directors of Citrix Systems, Inc., hereby severally constitute and appoint Roger W. Roberts and James J. Felcyn, Jr., and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, as well as, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Citrix Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                      TITLE(S)                DATE

       /s/ Edward E. Iacobucci         Chairman of the           May 23, 1996
- -------------------------------------   Board of Directors
         EDWARD E. IACOBUCCI

        /s/ Roger W. Roberts
- -------------------------------------  President, Chief          May 23, 1996
          ROGER W. ROBERTS              Executive Officer
                                        and Director
                                        (Principal
                                        Executive Officer)

      /s/ James J. Felcyn, Jr.
- -------------------------------------  Vice President of         May 23, 1996
        JAMES J. FELCYN, JR.            Finance and
                                        Administration and
                                        Chief Financial
                                        Officer (Principal
                                        Financial and
                                        Accounting Officer)

        /s/ Kevin R. Compton           Director                  May 23, 1996
- -------------------------------------
          KEVIN R. COMPTON

         /s/ Stephen M. Dow            Director                  May 23, 1996
- -------------------------------------
           STEPHEN M. DOW

        /s/ Robert N. Goldman
- -------------------------------------  Director                  May 23, 1996
          ROBERT N. GOLDMAN

        /s/ Gregory B. Maffei
- -------------------------------------  Director                  May 23, 1996
          GREGORY B. MAFFEI

         /s/ Tyrone F. Pike            Director                  May 23, 1996
- -------------------------------------
           TYRONE F. PIKE

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Citrix Systems, Inc.

  We have audited the consolidated financial statements of Citrix Systems, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated January 13, 1996, except as to the second paragraph of Note 14, as to which the date is May 17, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                    /s/ Ernst & Young LLP

West Palm Beach, Florida
May 17, 1996

                              CITRIX SYSTEMS, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                          ADDITIONS
                                    ---------------------
                                                CHARGED
                                    CHARGED TO  TO OTHER                  BALANCE AT
                         BEGINNING  COSTS AND  ACCOUNTS--   DEDUCTIONS--    END OF
      DESCRIPTION        OF PERIOD   EXPENSES   DESCRIBE      DESCRIBE      PERIOD
      -----------        ---------- ---------- ----------   ------------  ----------
Year ended December 31,
 1993:
  Deducted from asset
   accounts:
  Allowance for doubtful
   accounts............. $  132,039 $  479,561  $    --       $216,600(2) $  395,000
  Allowance for returns.    133,400        --     96,600(1)        --        230,000
  Valuation allowance
   for deferred tax
   assets...............        --   5,731,063       --            --      5,731,063
                         ---------- ----------  --------      --------    ----------
                         $  265,439 $6,210,624  $ 96,600      $216,600    $6,356,063
                         ========== ==========  ========      ========    ==========
Year ended December 31,
 1994:
  Deducted from asset
   accounts:
  Allowance for doubtful
   accounts............. $  395,000 $   61,000  $    --       $291,017(2) $  164,983
  Allowance for returns.    230,000        --     67,497(1)        --        297,497
  Valuation allowance
   for deferred tax
   assets...............  5,731,063        --        --         36,262(3)  5,694,801
                         ---------- ----------  --------      --------    ----------
                         $6,356,063 $   61,000  $ 67,497      $327,279    $6,157,281
                         ========== ==========  ========      ========    ==========
Year ended December 31,
 1995:
  Deducted from asset
   accounts:
  Allowance for doubtful
   accounts............. $  164,983 $  241,253  $    --       $  6,777(2) $  399,459
  Allowance for returns.    297,497        --    311,469(1)        --        608,966
  Valuation allowance
   for deferred tax
   assets...............  5,694,801        --        --        622,801(3)  5,072,000
                         ---------- ----------  --------      --------    ----------
                         $6,157,281 $  241,253  $311,469      $629,578    $6,080,425
                         ========== ==========  ========      ========    ==========

- --------
(1) Netted against net revenues
(2) Uncollectible accounts written off, net of recoveries
(3) Netted against income tax expense

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     1.1     --Form of Underwriting Agreement.
     3.1     --Restated Certificate of Incorporation, as amended
              (Incorporated by reference to Exhibit 3.1 of the Company's
              Registration Statement on Form S-1 ("Registration
              Statement
              No. 33-98542")).
     3.2     --Form of Amended and Restated Certificate of Incorporation
              (Incorporated by reference to Exhibit 3.2 of Registration
              Statement No. 33-98542).
     3.3     --By-Laws of the Company (Incorporated by reference to
              Exhibit 3.3 of Registration Statement No. 33-98542).
     3.4     --Form of Amended and Restated By-Laws of the Company
              (Incorporated by reference to Exhibit 3.4 of Registration
              Statement No. 33-98542).
     4.1     --Specimen certificate representing the Common Stock
              (Incorporated by reference to Exhibit 4.1 of Registration
              Statement No. 33-98542).
     5.1     --Opinion of Testa, Hurwitz & Thibeault, LLP.
    10.1     --1989 Stock Option Plan (Incorporated by reference to
              Exhibit 10.1 of Registration Statement No. 33-98542).
    10.2     --1995 Stock Plan (Incorporated by reference to Exhibit
              10.2 of Registration Statement
              No. 33-98542).
    10.3     --1995 Non-Employee Director Stock Option Plan
              (Incorporated by reference to Exhibit 10.3 of Registration
              Statement No. 33-98542).
    10.4     --1995 Employee Stock Purchase Plan, as amended
              (Incorporated by reference to Exhibit 10.4 of Registration
              Statement No. 33-98542).
    10.5     --OEM Software License Agreement between the Company and
              Digital Communications Associates, Inc., dated as of
              October 5, 1993 (Incorporated by reference to Exhibit 10.5 of Registration Statement No. 33-98542).
    10.6     --Memorandum of Agreement between the Company and Digital
              Communications Associates, Inc., dated October 5, 1993
              (Incorporated by reference to Exhibit 10.6 of Registration
              Statement No. 33-98542).
    10.7     --First Addendum to OEM Software License Agreement between the Company and Digital Communications Associates, Inc.,
              dated May 25, 1994 (Incorporated by reference to Exhibit
              10.7 of Registration Statement No. 33-98542).
    10.8     --Amendment No. 1 to OEM Software License Agreement between the Company and Digital Communications Associates, Inc.,
              dated March 23, 1995 (Incorporated by reference to Exhibit
              10.8 of Registration Statement No. 33-98542).
    10.9     --Client/Server Software License Agreement between the
              Company and Insignia Solutions Inc., dated August 4, 1995
              (Incorporated by reference to Exhibit 10.9 of Registration
              Statement No. 33-98542).
    10.10    --Microsoft Corporation Source Code Agreement between the
              Company and Microsoft Corporation dated November 15, 1989
              (Incorporated by reference to Exhibit 10.10 of
              Registration Statement No. 33-98542).
    10.11    --Amendment No. 1 to the Source Code Agreement between
              Microsoft and the Company dated October 1, 1992
              (Incorporated by reference to Exhibit 10.11 of
              Registration Statement No. 33-98542).
    10.12    --License Agreement for Microsoft OS/2 Version Releases
              1.x, 2.x between the Company and Microsoft Corporation
              dated August 15, 1990 (Incorporated by reference to
              Exhibit 10.12 of Registration Statement No. 33-98542).

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
    10.13    --Amendment No. 1 to the License Agreement between the
              Company and Microsoft Corporation dated August 15, 1990,
              Contract No. 5198-0228 dated May 6, 1991 (Incorporated by
              reference to Exhibit 10.13 of Registration Statement No.
              33-98542).
    10.14    --Amendment No. 2 to License Agreement between Microsoft
              Corporation and the Company for Microsoft OS/2 Version
              Releases 1.X, 2.X, dated October 1, 1992 (Incorporated by
              reference to Exhibit 10.14 of Registration Statement No.
              33-98542).
    10.15    --Amendment No. 3 to the License Agreement between the
              Company and Microsoft Corporation dated August 15, 1990,
              Contract No. 5198-0228 dated January 1, 1994 (Incorporated by reference to Exhibit 10.15 of Registration Statement
              No. 33-98542).
    10.16    --Amendment No. 4 to the License Agreement between the
              Company and Microsoft Corporation dated August 15, 1990,
              dated January 31, 1995 (Incorporated by reference to
              Exhibit 10.16 of Registration Statement No. 33-98542).
    10.17    --Strategic Alliance Agreement between the Company and
              Microsoft Corporation dated December 12, 1991
              (Incorporated by reference to Exhibit 10.17 of
              Registration Statement No. 33-98542).
    10.18    --Software Development and License Agreement between the
              Company and Novell, Inc., dated June 15, 1992
              (Incorporated by reference to Exhibit 10.18 of
              Registration Statement No. 33-98542).
    10.19    --Software Development and License Agreement between the
              Company and Novell, Inc., dated July 1, 1993 (Incorporated by reference to Exhibit 10.19 of Registration Statement
              No. 33-98542).
    10.20    --First Amendment to the Software Development and License
              Agreement between Novell, Inc., and the Company, dated
              March 7, 1995 (Incorporated by reference to Exhibit 10.20
              of Registration Statement No. 33-98542).
    10.21    --NetWare Client License Agreement between the Company and
              Novell, Inc., dated June 14, 1995 (Incorporated by
              reference to Exhibit 10.21 of Registration Statement No.
              33-98542).
    10.22    --Software License Agreement between the Company and
              Tektronix, Inc., dated September 23, 1994 (Incorporated by reference to Exhibit 10.22 of Registration Statement No.
              33-98542).
    10.23    --Client Software License Agreement between the Company and
              Wyse Technology dated June 15, 1995 (Incorporated by
              reference to Exhibit 10.23 of Registration Statement No.
              33-98542).
    10.24    --Client/Server Software License Agreement between the
              Company and Zenith Data Systems Corporation dated June 21,
              1995 (Incorporated by reference to Exhibit 10.24 of
              Registration Statement No. 33-98542).
    10.25    --Series D Preferred Stock Purchase Agreement between the
              Company and the parties thereto, dated February 26, 1993
              (Incorporated by reference to Exhibit 10.25 of
              Registration Statement No. 33-98542).
    10.26    --Form of Indemnification Agreement (Incorporated by
              reference to Exhibit 10.26 of Registration Statement No.
              33-98542).
    11.1     --Computation of per share earnings (losses).
    23.1     --Consent of Ernst & Young LLP.
    23.2     --Consent of Testa, Hurwitz & Thibeault (included in
              Exhibit 5.1).
    24.1     --Power of Attorney (see page II-5)
    27       --Financial Data Schedule.

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  (b) Financial Statement Schedules: